Filed pursuant to Rule 424(b)(3)
Registration No. 333-168658

Prospectus Supplement No. 7
(to Prospectus dated August 31, 2010)

ANTs software, inc.

19,179,140 Shares of Common Stock

This prospectus supplement no. 7 supplements the prospectus dated August 31, 2010, of ANTs software, inc., which forms a part of our registration statement on Form S-1 (Registration No. 333-168658).

This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Reports on Form 8-K, filed with the SEC on April 29, 2011 and May 2, 2011 and Amendment No. 1 to our Annual Report on Form 10-K/A (the “Reports”).  Accordingly, we have attached the Reports to this prospectus supplement.

The prospectus relates to the sale of up to 19,179,140 shares of ANTs software inc. common stock, par value $0.0001 per share, by the entity named in the “Selling Security Holder” section of the prospectus, including shares of our common stock previously issued to the selling security holder pursuant to the terms of an agreement dated March 12, 2010, by and between the Company and the selling security holder, and as amended on July 15, 2010 (collectively, the “Stock Purchase Agreement”), (b) shares of our common stock issuable to the selling security holder upon the exercise of a warrant to purchase shares of common stock granted to the selling security holder pursuant to the Stock Purchase Agreement, and (c) shares of our common stock previously issued and additional shares issuable in the future to the selling security holder after the date hereof in connection with certain quarterly payment obligations pursuant to the Stock Purchase Agreement.

We will not receive any of the proceeds from the sale of the shares by the selling security holder.  We have paid, and will continue to pay, the costs relating to the registration of these shares.

Our common stock is quoted in the Over-the-Counter Bulletin Board under the symbol “ANTS.”  On May 3, 2011, the last reported closing price of our common stock was $0.25 per share. You are urged to obtain current market quotations for the common stock.

You should read the prospectus carefully before you invest. Please refer to “Risk Factors” on page 10 of the prospectus for a discussion of the material risks involved in investing in the shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 4, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2011 (April 29, 2011)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

71 Stevenson St., Suite 400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 931-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On April 29, 2011, the registrant entered into an Exchange Agreement with Manchester Securities Corp., a New York corporation having an address at 712 Fifth Avenue, New York, NY 10019 (“Manchester”), pursuant to which, in exchange for the surrender and cancellation of an outstanding note held by Manchester, and claims for certain unpaid amounts thereunder, the registrant issued to Manchester an Exchange Note in the aggregate original principal face amount of $794,857.98. The Exchange note has a maturity of January 31, 2013.

Also on April 29, 2011 the registrant entered into a Consent Agreement with JGB Capital LP, JGB Capital Offshore Ltd., SAMC LLC, JGB Management Inc., and Manchester pursuant to which those entities waived certain rights and covenants contained in a Note Purchase Agreement and a Warrant Purchase Agreement with such entities pursuant to the transaction disclosed on Form 8-K filed by the registrant on March 4, 2011, to enable the transactions contemplated by the Exchange Agreement, including waiver of a prohibition on incurring additional indebtedness, and provisions under which issuance of such Exchange Note would constitute a default thereunder, a breach thereof, any anti-dilution adjustment thereunder, or any other similar adverse result for the Company.

Also on April 29, 2011, the registrant entered into Escrow Release Agreements with each of Manchester, and JGB Management Inc., a New York corporation, as agent for the JGB Holders, as defined therein. In connection with the Note Purchase Agreement referred to above (and as disclosed in the registrant’s Form 8-K dated March 4, 2011), the JGB Holders and Manchester each placed $3,125,000 into separate escrow accounts with Wells Fargo Bank, N.A. in connection with the purchase of an aggregate of $8,400,000 of secured notes (the “Notes”). Pursuant to the Escrow Release Agreements, $3,125,000 was released from escrow to Manchester and $3,125,000 was released from escrow to the JGB Holders. In connection with the release of such funds from escrow, the aggregate principal amount of the Notes was reduced from $8,400,000 to $2,150,000. All funds released from escrow were done in partial repayment of the principal amount of notes owed to such entities.

Except as set forth herein no other changes were made to the transaction disclosed on Form 8-K filed by the registrant on March 4, 2011.

The Exchange Note was guaranteed by the registrant’s subsidiary Inventa Technologies, Inc. under a Guaranty dated April 27, 2011.

Item 9.01         Financial Statements and Exhibits.

(d)             The following Transaction documents are attached hereto:

(10.1)               Exchange Agreement dated as of April 27, 2011, between ANTs software, inc. and Manchester Securities Corp.

(10.2)               Note made by registrant in favor of Manchester Securities Corp. due January 31, 2013 in initial principal face amount of $794,857.98.

(10.3)               Consent Agreement entered into as of April 27, 2011, by and among ANTs software inc., JGB Capital LP, JGB Capital Offshore Ltd., SAMC LLC, JGB Management Inc. and Manchester Securities Corp.

(10.4)               Escrow Release Agreement, dated as of April 27, 2011 by and among Manchester Securities Corp., ANTs Software Inc, and Wells Fargo Bank.

(10.5)               Escrow Release Agreement, dated as of April 27, 2011 by and among JGB Management Inc. on behalf of the JGB Holders, ANTs Software Inc, and Wells Fargo Bank.

(10.6)               Guaranty dated as of April 27, 2011, made by Inventa Technologies, Inc. in favor of Manchester Securities Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date: April 29, 2011	By:	/s/ Dave Buckel
Dave Buckel,
Chief Financial Officer

EXHIBIT 10.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”), dated as of April 28, 2011, is entered into between ANTs software, inc., a Delaware corporation having an address at 71 Stevenson Street, Suite 400, San Francisco, CA 94105 (the “Company”) and Manchester Securities Corp., a New York corporation having an address at 712 Fifth Avenue, New York, NY 10019 (“Manchester”).

W I T N E S S E T H:

WHEREAS, the Company issued to Robert T. Healey, an individual (the “Seller”), that certain 10% Convertible Promissory Note (the “RH Note”) on or about May 30, 2008, in the original principal amount of $1,000,000;

WHEREAS, on February 7, 2011, pursuant to a Securities Purchase Agreement, Manchester purchased the RH Note from the Seller (the “Securities Purchase Agreement”);

WHEREAS, contemporaneously with such purchase, the Company, Manchester, and Gemini Master Fund, Ltd., entered into an Exchange Agreement by which Manchester exchanged the RH Note for securities consisting of (i) a convertible note dated and issued as of February 7, 2011 by the Company to Manchester in the original principal amount of $1,200,000 (the “RH Exchange Note”) (ii) a warrant, dated February 7, 2011, issued to Manchester (the “Warrant”) to purchase 3,333,333 shares of the Company’s Common Stock, $.0001 par value per share (the “Common Stock”) on the terms set forth in the Warrant; and

WHEREAS, pursuant to this Agreement, the Company and Manchester desire to cancel the RH Exchange Note and have a new note issued to Manchester with an original principal amount of $794,857.98 (the “Exchange Note”) in exchange for the RH Exchange Note and claims for certain unpaid amounts thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Exchange of Notes.

a.   Issuance of Exchange Notes.  Upon the following terms and conditions, in exchange for the surrender and cancellation of the RH Exchange Note, the Company shall issue to Manchester, and Manchester shall acquire from the Company, the Exchange Note dated and issued as of April 28, 2011, in the aggregate original principal amount equal to $794,857.98.  The Exchange Note is being issued in substitution for and not in satisfaction of the RH Exchange Note, provided, however, Manchester acknowledges and agrees that upon the issuance and acceptance of the original Exchange Note, the RH Exchange Note will be deemed cancelled and will be promptly surrendered to the Company.

b.   Promptly following execution hereof or as soon thereafter as is reasonably possible, the Company shall deliver the original Exchange Note to Manchester’s counsel and Manchester shall cause the RH Exchange Note (or an affidavit of lost note in form and substance acceptable to the Company) to be delivered to the Company’s counsel.

c.           The date upon which the Exchange Note is to be released to Manchester shall be the “Closing Date”.

d.          The Exchange Note shall be guaranteed by Inventa Technologies, Inc., a wholly-owned subsidiary of the Company.  The guaranty in the form of Exhibit A attached hereto shall be executed by such guarantor and delivered at Closing (the “Guaranty”).

2.   Representations and Warranties.  The Company hereby makes to the Manchester the following representations and warranties:

a.   Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Exchange Note by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement and the Exchange Note have been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b.   No Conflicts.  The execution, delivery and performance of this Agreement and the Exchange Note by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any of its subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or subsidiary debt or otherwise) or other material understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect.

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c.   Filings, Consents and Approvals.  Other than applicable anti-dilution notices to be delivered to existing investors in the Company on or prior to the due date therefor, the Company is not required to obtain any approval, consent, waiver, authorization or order of, give any notice to, or make any filing, qualification or registration with, any court or other federal, state, local, foreign or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of this Agreement or the Exchange Note.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the exchange for and the issuance of the Exchange Note or any Underlying Shares (as defined in the Exchange Note).

d.   Issuance and Reservation of Securities.  The Exchange Note is duly authorized.  Any Underlying Shares, when issued in accordance with the terms of Exchange Note, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, freely tradable and without any legends thereon.  The Company has reserved, and shall at all times hereafter reserve, from its duly authorized capital stock for issuance upon conversion and exercise pursuant to the Exchange Note, at least such amount of shares of Common Stock as is equal to the amount of Underlying Shares into which the Exchange Note are fully convertible and exercisable, respectively (without regard to any limitations on ownership or conversion or exercise set forth therein).

e.   Private Placement.  No registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the issuance of the Exchange Note or any Underlying Shares in accordance with the terms hereof and thereof.

f.   No Inside Information.  Neither the Company nor any person acting on its behalf has provided Manchester or its counsel with any information that constitutes or might constitute material, non-public information concerning the Company.

g.   Equal Consideration.  Except as otherwise set forth herein, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the RH Exchange Note.

h.   Survival.  All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.

i.   Holding Period for Exchange Note.  Pursuant to Rule 144 promulgated under the Securities Act, the holding period of the Exchange Note and the Underlying Shares tack back to May 30, 2008 (the original issue date of the RH Note).  The Company agrees not to take a position contrary to this paragraph.  The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue the Underlying Shares without restriction and not containing any restrictive legend without the need for any action by Manchester.  The Company is not currently, and has never been, an issuer of the type described in Rule 144(i).  The Exchange Note is being issued in substitution and exchange for and not in satisfaction of the RH Exchange Note.  The Exchange Note shall not constitute a novation or satisfaction and accord of the RH Exchange Note.  Without limiting any of the terms, conditions or covenants contained in this Agreement or other documents, if at any time it is determined that any Underlying Shares are not freely tradable without restriction or limitation pursuant to Rule 144, then the Company shall promptly register the resale of all Underlying Shares under the Securities Act by filing a registration statement with the SEC as soon as practicable (but in no event later than 30 days) and causing such registration statement to be declared effective as soon as practicable (but in no event later than 90 days).

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j.   Balances.  As of the date hereof, the balance outstanding under the RH Exchange Note, including principal and interest and other amounts due, is $794,857.98 and no further amounts are due under the RH Exchange Note.

3.   Employees and Affiliates.

a.   Manchester represents and warrants that (i) it is not, as of the date of this representation, and has not been for the last one hundred twenty (120) days, an employee, officer, director or direct or indirect beneficial owner of more than ten percent (10%) of any class of equity security of the Company, or of any entity, directly or indirectly, controlling, controlled by or under common control with the Company, or otherwise been an “affiliate” as that term is used in Rule 144 promulgated under the Securities Act, (ii) no consideration has been offered or paid by Manchester to any person to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the RH Exchange Note, (iii) Manchester has not, directly or indirectly, controlled, been controlled by or been under common control with the Company.  For purposes of this paragraph, “Manchester” includes any person or entity that would be included with Manchester for purposes of Rule 144(a)(2).

b.   The Company represents and warrants to Manchester that (i) Manchester is not, as of the date of this representation, and has not been for the last one hundred twenty (120) days, an employee, officer, director or direct beneficial owner of more than ten percent (10%) of any class of equity security of the Company, or otherwise been an “affiliate” as that term is used in Rule 144 promulgated under the Securities Act, (ii) no consideration has been offered or paid by Manchester to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the RH Exchange Note, (iii) Manchester has not, directly or indirectly, controlled, been controlled by or been under common control with the Company; and the RH Note has been outstanding for in excess of one year and the RH Note has not been amended since the issuance date thereof.

4.   Legal Opinion.  The Company hereby agrees to cause its legal counsel to issue a legal opinion to Manchester and the Company’s Transfer Agent regarding this Agreement and the transactions contemplated hereby, that all shares issuable upon conversion of the Exchange Note (or in payment of interest thereunder may be sold pursuant to Rule 144 without volume restrictions or manner of sale limitations and that certificates representing any such shares may be issued without a restrictive legend as required pursuant to the Agreement and the Exchange Note, as the case may be.  Delivery of such legal opinion shall be a condition to the consummation of the transactions contemplated hereby.  The Company acknowledges and agrees that, other than delivery of a conversion notice in the form set forth as an exhibit to the Exchange Note, nothing further is required for Manchester to obtain freely tradable and unlegended shares issuable upon conversion of the Exchange Note (or in payment of interest thereunder).

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5.   Public Information.  So long as any Manchester owns the Exchange Note and/or Underlying Shares, the Company shall timely file (or timely obtain extensions in respect thereof and file within the applicable grace period) all reports and definitive proxy or information statements required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not terminate its status as an issuer required to file reports under the Exchange Act (even if the Exchange Act or the rules and regulations promulgated thereunder would otherwise permit such termination).

6.   Conversion/Exercise Procedures.  The form of Conversion Notice included in the Exchange Note sets forth the totality of the procedures required of Manchester in order to convert the Exchange Note.  No additional legal opinion or other information or instructions shall be required of Manchester to convert the Exchange Note.  The Company shall honor all conversions of the Exchange Note and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Exchange Note.

7.   Miscellaneous.

a.   The Company must execute and deliver this Agreement to Manchester prior to 5:00PM New York City time on Friday, April 29, 2011 (the “Cut Off Time”), and announce the transactions contemplated hereby prior to 8:30AM New York City time on Friday, April 29, 2011 (the “Announcement Time”), by issuing a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and attaching this Agreement and all other related agreements thereto, including without limitation the Exchange Note.  To the extent that the Company has not executed and delivered this Agreement to Manchester by the Cut Off Time, then Manchester’s offer to enter into the transactions contemplated hereby shall be automatically withdrawn.

b.   The Company shall not at any time furnish any material non-public information to Manchester without Manchester’s prior written consent.  Following the Announcement Time (whether or not the Company files the required Form 8-K) Manchester shall not be deemed to have any obligation of confidentiality or other duty with respect to (i) any non-public information of the Company disclosed to Manchester in breach of the preceding sentence, (ii) the fact that Manchester has exercised any of its rights and/or remedies hereunder or under the Exchange Note or (iii) any information obtained by Manchester as a result of exercising any of its rights and/or remedies under the hereunder or under the Exchange Note.

c.   This Agreement may be executed in two or more counterparts and by facsimile signature, delivery of PDF images of executed signature pages by email or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

d.   Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Exchange Note.

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e.   If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

f.   This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules.  The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement.  The parties hereto consent to exclusive jurisdiction and venue in the federal courts sitting in the southern district of New York, unless no federal subject matter jurisdiction exists, in which case the parties hereto consent to exclusive jurisdiction and venue in the New York state courts in the borough of Manhattan, New York.  Each party waives all defenses of lack of personal jurisdiction and forum non conveniens.  Process may be served on any party hereto in the manner authorized by applicable law or court rule.

g.   Manchester and the Company each hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

h.   Manchester agrees that so long as Manchester holds the Exchange Note, Manchester shall not engage in any Short Sale transaction which would cause Manchester to have a Net Short Position, where (1) “Short Sale” shall have the meaning set forth in Rule 200 of Regulation SHO promulgated under the Securities Act, and (2) “Net Short Position” shall mean having a contractual obligation to deliver a greater number of shares of Common Stock than such purchaser beneficially owns long, which includes without limitation shares of Common Stock held long and shares of Common Stock issuable upon exercise, conversion or exchange of Company securities held by such purchaser (whether or not then convertible, exercisable or exchangeable, and including the Exchange Note).

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

ANTS SOFTWARE, INC.

By:	/s/ David A. Buckel
Name:	David A. Buckel
Title:	CFO / Corporate Secretary

MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

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Exhibit A

Form of Guaranty

See attached.

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EXHIBIT 10.2

THIS CONVERTIBLE NOTE IS ISSUED IN EXCHANGE FOR THE CONVERTIBLE NOTE ORIGINALLY ISSUED ON FEBRUARY 7, 2011 BY THE COMPANY TO MANCHESTER SECURITIES CORP. (WHICH NOTE ITSELF HAD BEEN EXCHANGED FOR THE 10% CONVERTIBLE PROMISSORY NOTE ORIGINALLY ISSUED ON MAY 30, 2008 BY THE COMPANY TO ROBERT HEALEY) WITHOUT ANY ADDITIONAL CONSIDERATION.  FOR PURPOSES OF RULE 144, THIS NOTE SHALL BE DEEMED TO HAVE BEEN ISSUED ON MAY 30, 2008.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION.  AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

CONVERTIBLE NOTE DUE JANUARY 31, 2013

OF

ANTS SOFTWARE, INC.

Issuance Date:  April 28, 2011
Issuance Date of Original Note for Which this Note Was Exchanged:  May 30, 2008
Original Principal Amount: $794,857.98
Note Register Number:  N-3

This Note (“Note”) is one of a duly authorized issue of Notes of ANTS SOFTWARE, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), designated as the Company's Convertible Notes Due January 31, 2013 (“Maturity Date”) (which, for the avoidance of doubt, includes the Convertible Note issued to Gemini Master Fund, Ltd. (“Gemini”) on February 7, 2011, in the original principal amount of $1,200,000) (this Note and the Convertible Note issued to Gemini, together the “Notes”). Except as otherwise set forth below concerning an Event of Default, this Note shall not bear interest.

For Value Received, the Company hereby promises to pay to the order of MANCHESTER SECURITIES CORP. or its registered assigns or successors-in-interest (“Holder”) the principal sum of Seven Hundred Ninety Five Thousand, Six Hundred and Seven Dollars and Ninety Eight Cents in U.S. Dollars (U.S. $794,857.98) together with all accrued but unpaid interest thereon, if any, on the Maturity Date, to the extent such principal amount and interest has not been repaid or converted into the Company's Common Stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms hereof.  Notwithstanding anything contained herein, this Note shall bear interest on the due and unpaid Principal Amount from and after the occurrence and during the continuance of an Event of Default pursuant to Section 4(a) at the rate (the “Default Rate”) equal to the lower of eighteen (18%) per annum or the highest rate permitted by law.  Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and fees, then to unpaid interest and any remaining amount to principal.

All payments of principal and interest on this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note or by Company check.  This Note may not be prepaid in whole or in part except as otherwise provided herein.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Exchange Agreement by and between the Company and Holder, dated on or about the Issuance Date pursuant to which this Note was originally issued (the “Exchange Agreement”). For purposes hereof the following terms shall have the meanings ascribed to them below:

“Bankruptcy Event” means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Company prior to such event cease to own 50% or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act or tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act for 35% or more of the Company's Common Stock), (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 35% of the Company's voting power, (iii) there is a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, or (v) the Company enters into any agreement providing for an event set forth in (i), (ii), (iii) or (iv) above.

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“Conversion Ratio” means, at any time, a fraction, of which the numerator is the entire outstanding Principal Amount of this Note (or such portion thereof that is being redeemed or repurchased), and of which the denominator is the Conversion Price as of the date such ratio is being determined.

“Conversion Price” shall equal the lesser of (a) the Fixed Price and (b) 80% of the average of the three (3) lowest daily closing bid prices during the twenty-two (22) consecutive Trading Days immediately preceding the applicable Conversion Date (as defined below) on which the Holder elects to convert all or part of this Note.

“Convertible Securities” means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fixed Price” shall equal $0.59, subject to adjustment as set forth herein.

“Market Price” shall equal closing sale price per share of the Common Stock on the Principal Market on the Trading Day next preceding date on which such price is being determined.

“MFN Transaction” shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions (the “MFN Offering”) which grants to the investor (the “MFN Investor”) the right to receive additional securities based upon future capital raising transactions of the Company on terms more favorable than those granted to the MFN Investor in the MFN Offering.

“Per Share Selling Price” shall include the amount actually paid by third parties for each share of Common Stock in a sale or issuance by the Company.  In the event a fee is paid by the Company in connection with such transaction directly or indirectly to such third party or its affiliates, any such fee shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price.  A sale of shares of Common Stock shall include the sale or issuance of rights, options, warrants or convertible, exchangeable or exercisable securities under which the Company is or may become obligated to issue shares of Common Stock, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise, exchange or conversion price thereof (in addition to the consideration received by the Company upon such sale or issuance less the fee amount as provided above).  In case of any such security issued in a Variable Rate Transaction or an MFN Transaction, the Per Share Selling Price shall be deemed to be the lowest conversion or exercise price at which such securities are converted or exercised or might have been converted or exercised in the case of a Variable Rate Transaction, or the lowest adjustment price in the case of an MFN Transaction, over the life of such securities.  If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Company and the Purchaser.  In the event the Company directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding, then the Per Share Selling Price shall equal such effectively reduced conversion, exercise or exchange price.

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“Principal Amount” shall refer to the sum of (i) the original principal amount of this Note, (ii) all accrued but unpaid interest hereunder, and (iii) any default payments owing under the Agreements but not previously paid or added to the Principal Amount.

“Principal Market” shall mean the OTC Bulletin Board or such other principal market or exchange on which the Common Stock is then listed for trading.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Trading Day” shall mean a day on which there is trading on the Principal Market.

“Underlying Shares” means the shares of Common Stock into which the Notes are convertible (including interest or principal payments in Common Stock as set forth herein) in accordance with the terms hereof.

“Variable Rate Transaction” shall mean a transaction in which the Company issues or sells, or agrees to issue or sell (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of, Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (z) under a warrant exercisable for a number of shares based upon and/or varying with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such warrant, or (b) any securities of the Company pursuant to an “equity line” structure which provides for the sale, from time to time, of securities of the Company which are registered for sale or resale pursuant to the 1933 Act (which for the purpose of this definition shall include a sale of the Company’s securities “off the shelf” in a registered offering, whether or not such offering is underwritten).

“Warrants” shall mean the warrants held by the holders of the Notes to purchase such shares of Common Stock set forth in the Common Stock Purchase Warrant, issued to Gemini on February 7, 2011 and the Common Stock Purchase Warrant, issued to Holder on February 7, 2011.

The following terms and conditions shall apply to this Note:

Section 1.   Guaranty.  This Note shall be guaranteed by Inventa Technologies, Inc. pursuant to the Guaranty (as defined in the Exchange Agreement).

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Section 2.   Conversion.

(a)         Conversion Right.  Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at such Holder's option, at any time and from time to time to convert the outstanding Principal Amount under this Note in whole or in part by delivering to the Company a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”), which may be transmitted by facsimile.  Notwithstanding anything to the contrary herein, this Note and the outstanding Principal Amount hereunder shall not be convertible into Common Stock to the extent that such conversion would result in the Holder hereof exceeding the limitations contained in, or otherwise violating the provisions of, Section 2(i) below.

(b)         Common Stock Issuance upon Conversion.

                                              (i)         Conversion Date Procedures.  Upon conversion of this Note pursuant to Section 2(a) above, the outstanding Principal Amount elected to be converted hereunder shall be converted into such number of fully paid, validly issued and non-assessable shares of Common Stock, free of any liens, claims and encumbrances and without any restrictions or legends, as is determined by dividing the outstanding Principal Amount being converted by the then applicable Conversion Price, provided that if the Conversion Price is less than the Fixed Price, then the Company may, at its election, in lieu of issuing such number of Underlying Shares:

                              (A)        issue such number of Underlying Shares as is determined by  dividing the outstanding Principal Amount being converted by the Fixed Price, and

                              (B)        pay in cash to the Holder, within three (3) Trading Days following the Conversion Date, an amount equal to the product of (1) the difference between (x) the number of Underlying Shares which would have been issued under this Section if the Company did not make such election and (y) the number of Underlying Shares which was actually issued pursuant to clause (A)above, multiplied by (2) the Market Price as of the Conversion Date.

For example, a $100,000 conversion amount with a Conversion Price of $0.50 and a Market Price of $0.55 is entitled to 200,000 Underlying Shares ($100,000/$0.50), provided that, if elected, the Company may use the Fixed Price and issue only 169,492 shares ($100,000/$0.59) and make a cash payment of $16,779.40 ((200,000-169,492) x $0.55).

The date of any Conversion Notice hereunder shall be referred to herein as the “Conversion Date”.  If the Holder is converting less than all of the outstanding Principal Amount hereunder pursuant to a Conversion Notice, the Company shall promptly deliver to the Holder (but no later than three Trading Days after the Conversion Date) a Note for such outstanding Principal Amount as has not been converted if this Note has been surrendered to the Company for partial conversion.  The Holder shall not be required to physically surrender this Note to the Company upon any conversion hereunder unless the full outstanding Principal Amount represented by this Note is being converted or repaid.  The Holder and the Company shall maintain records showing the outstanding Principal Amount so converted and repaid and the dates of such conversions or repayments or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon each such conversion or repayment.

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                                              (ii)        Stock Certificates or DWAC.  The Company will deliver to the Holder not later than three (3) Trading Days after the Conversion Date, a certificate or certificates (which certificate(s) shall be free of restrictive legends and trading restrictions) representing the number of shares of Common Stock being acquired upon the conversion of this Note.  In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Note, provided the Company's transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) prime broker with DTC through its Deposits and Withdrawal at Custodian (DWAC) program (provided that the same time periods herein as for stock certificates shall apply).  If in the case of any conversion hereunder, such certificate or certificates are not delivered to or as directed by the Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return this Note tendered for conversion.  If the Company fails to deliver to the Holder such certificate or certificates (or shares through DTC) pursuant to this Section 3(b) (free of any restrictions on transfer or legends) in accordance herewith, prior to the eighth Trading Day after the Conversion Date, the Company shall pay to the Holder as liquidated damages, in cash, an amount equal to 2% of the Principal Amount per month.  In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of this Note on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of this Note which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of this Note that the Company was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.  Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

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(c)          Conversion Price Adjustments.

                                              (i)         Stock Dividends, Splits and Combinations.  If the Company or any of its subsidiaries, at any time while the Notes are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section 2(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

As used herein, the Affected Conversion Prices (each an “Affected Conversion Price”) shall refer to:  (i) the Conversion Price, (ii) the Fixed Price, and (iii) each reported closing sale price occurring on any Trading Day included in the period used for determining the Conversion Price, which Trading Day occurred before the record date in the case of events referred to in clause (A) of this subparagraph 2(c)(i) and before the effective date in the case of the events referred to in clauses (B) and (C) of this subparagraph 2(c)(i).

                                              (ii)        Subsequent Equity Sales.  If, at any time while this Note is outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Convertible Securities entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Affected Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Convertible Securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Affected Conversion Price on such date of the Dilutive Issuance), then each Affected Conversion Price shall be reduced to equal the Base Conversion Price, provided, however, that this paragraph shall not apply to issuances of Common Stock in accordance with the terms of securities outstanding on the issuance date hereof and disclosed to the Holder in writing, provided that such securities have not been amended since such date.  Such adjustment shall be made whenever such Common Stock or Convertible Securities are issued.  If the Company enters into a Variable Rate Transaction or MFN Transaction, the Company shall be deemed to have issued Common Stock or Convertible Securities at the lowest possible price or conversion or exercise price at which such securities may be converted or exercised during the term of the instrument.  The Company shall notify the Holder in writing, no later than 2 Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section, upon the occurrence of any Dilutive Issuance, the Holder is entitled to convert hereunder based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Conversion Notice.

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                                              (iii)        Distributions.  If the Company or any of its subsidiaries, at any time while the Notes are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Company or any of its subsidiaries (excluding those referred to in Section 2(c)(i) above), then concurrently with such distributions to holders of Common Stock, the Company shall distribute to holders of the Notes the amount of such indebtedness, assets, cash or rights or warrants which the holders of Notes would have received had all their Notes been converted into Common Stock at the Conversion Price immediately prior to the record date for such distribution (without regard to any option by the Company to deliver cash in lieu of shares upon any conversion).

                                              (iv)        Rounding of Adjustments. All calculations under this Section 3 or Section 1 shall be made to 4 decimal places for dollar amounts or the nearest 1/100th of a share, as the case may be.

                                              (v)        Notice of Adjustments. Whenever any Affected Conversion Price is adjusted pursuant to Section 2(c)(i), (ii) or (iii) above, the Company shall promptly deliver to each holder of the Notes, a notice setting forth the Affected Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.

                                              (vi)       Change in Control Transactions.  In case of any Change in Control Transaction, the Holder shall have the right thereafter to, at its option, convert this Note, in whole or in part, at the Conversion Price into the shares of stock and other securities, cash and/or property receivable upon or deemed to be held by holders of Common Stock following such Change in Control Transaction, and the Holder shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which this Note could have been converted immediately prior to such Change in Control Transaction would have been entitled if such conversion were permitted, subject to such further applicable adjustments set forth in this Section 3.  The terms of any such Change in Control Transaction shall include such terms so as to continue to give to the holders of the Notes the right to receive the amount of securities, cash and/or property upon any conversion or redemption following such Change in Control Transaction to which a holder of the number of shares of Common Stock deliverable upon such conversion would have been entitled in such Change in Control Transaction, and interest payable hereunder shall be in cash or such new securities and/or property, at the Holder’s option.  This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

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                                              (vii)       Notice of Certain Events.  If:

                                                            A.        the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                                                            B.        the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                                                            C.        the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                                                            D.       the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

                                                            E.        the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holder at its last address as it shall appear upon the books of the Company, on or prior to the date notice to the Company's stockholders generally is given, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

(d)         Reservation and Issuance of Underlying Securities.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note (including repayments in stock), free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Notes, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Exchange Agreement) be issuable (taking into account the adjustments under this Section 3 but without regard to any ownership limitations contained herein or any option by the Company to deliver cash instead of shares upon a conversion) upon the conversion of this Note hereunder in Common Stock (including repayments in stock).  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and freely tradeable.

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(e)          No Fractions.  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing price of a share of Common Stock at such time.  If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f)          Charges, Taxes and Expenses.  Issuance of certificates for shares of Common Stock upon the conversion of this Note (including repayment in stock) shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, this Note when surrendered for conversion shall be accompanied by an assignment form; and provided further, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any such transfer.

(g)         Cancellation.  After all of the Principal Amount (including accrued but unpaid interest and default payments at any time owed on this Note) have been paid in full or converted into Common Stock, this Note shall automatically be deemed canceled and the Holder shall promptly surrender the Note to the Company at the Company’s principal executive offices.

(h)         Notices Procedures.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by confirmed facsimile, or by a nationally recognized overnight courier service to the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Exchange Agreement.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Eastern Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Eastern Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.

(i)          Conversion Limitation.  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Warrants) that have limitations on the Holder’s right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder’s “affiliates” at such time (as defined in Rule 144 of the Act) (“Aggregation Parties”) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 4.9% of the total issued and outstanding shares of the Common Stock (the “Restricted Ownership Percentage”).  Each holder shall have the right (w) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company and (x) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a Change in Control Transaction, or upon 61 days prior written notice.

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Section 3.   Prepayment.  At any time after the six-month period immediately following the Issuance Date, the Company shall have the option, upon 15 business days’ notice to Holder, to pre-pay the entire remaining outstanding principal amount of this note in cash, provided that (i) the Company shall pay the Holder 112% of the principal amount outstanding in repayment hereof, (ii) such amount must be paid in cash on the next business day following such 15 business day notice period, and (iii) the Holder may still convert this Note pursuant to the terms hereof at all times until such prepayment amount has been received in full.  Except as set forth in this Section the Company may not prepay this Note in whole or in part.

Section 4.   Defaults and Remedies.

(a)         Events of Default.  An “Event of Default” is:  (i) a default in payment of any amount due hereunder which default continues for more than 5 business days after the due date thereof; (ii) a default in the timely issuance of Underlying Shares upon and in accordance with terms hereof, which default continues for five Business Days after the Company has received written notice informing the Company that it has failed to issue shares or deliver stock certificates within the fifth day following the Conversion Date; (iii) failure by the Company for fifteen (15) days after written notice has been received by the Company to comply with any material provision of any of the Notes, the Warrants or the Exchange Agreement (including without limitation the failure to issue the requisite number of shares of Common Stock upon conversion hereof or exercise of the Warrants and the failure to redeem Notes upon the Holder’s request following a Change in Control Transaction pursuant to Section 2(c)(v); (iv) a material breach by the Company of its representations or warranties in the Exchange Agreement; (v) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company for in excess of $100,000 or for money borrowed the repayment of which is guaranteed by the Company for in excess of $100,000, whether such indebtedness or guarantee now exists or shall be created hereafter; or (vi) if the Company is subject to any Bankruptcy Event.

(b)         Remedies.  If an Event of Default occurs and is continuing with respect to any of the Notes, the Holder may declare all of the then outstanding Principal Amount of this Note and all other Notes held by the Holder, including any interest due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (v) and (vi) of Section 4(a), this Note shall become due and payable without further action or notice.  In the event of such acceleration, the amount due and owing to the Holder shall be the greater of (1) 120% of the outstanding Principal Amount of the Notes held by the Holder (plus all accrued and unpaid interest, if any) and (2) the product of (A) the highest closing price for the five (5) Trading days immediately preceding the Holder’s acceleration and (B) the Conversion Ratio.  In either case the Company shall pay interest on such amount in cash at the Default Rate to the Holder if such amount is not paid within 7 days of Holder’s request.  The remedies under this Note shall be cumulative.

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Section 5.   General.

(a)         Payment of Expenses.  The Company agrees to pay all reasonable charges and expenses, including attorneys' fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.

(b)         Savings Clause.  In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.  In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law.  If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt.  If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

(c)         Amendment.  Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

(d)         Assignment, Etc.  The Holder may assign or transfer this Note to any transferee only with the prior written consent of the Company, which may not be unreasonably withheld or delayed, provided that (i) the Holder may assign or transfer this Note to any of such Holder's affiliates without the consent of the Company and (ii) upon any Event of Default, the Holder may assign or transfer this Note without the consent of the Company.  The Holder shall notify the Company of any such assignment or transfer promptly.  This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

(e)         No Waiver.  No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.  Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

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(f)          Governing Law; Jurisdiction.

(g)         Governing Law.  THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

                                              (i)         Jurisdiction.  The Company irrevocably submits to the exclusive jurisdiction of any State or Federal Court sitting in the State of New York, County of New York, or San Jose, California, over any suit, action, or proceeding arising out of or relating to this Note.  The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

The Company agrees that the service of process upon it mailed by certified or registered mail (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding.  Nothing herein shall affect Holder's right to serve process in any other manner permitted by law.  The Company agrees that a final non-appealable judgement in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

                                              (ii)        NO JURY TRIAL.  THE COMPANY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE.

(h)         Replacement Notes.  This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same.  No service charge will be made for such registration or exchange.  In the event that Holder notifies the Company that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than that shown on the original Note), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the day and in the year first above written.

ANTS SOFTWARE, INC.

By:	/s/ David A. Buckel
Name:	David A. Buckel
Title:	CFO and Corporate Secretary

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EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the Holder in order to convert a Note)

Re:	Note (this “Note”) issued by ANTs software, inc. to ______________ on or about April [__], 2011 the original principal amount of $___________.

The undersigned hereby elects to convert the aggregate outstanding Principal Amount (as defined in the Note) indicated below of this Note into shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of ANTs software, inc. (the “Company”) according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.  The undersigned represents as of the date hereof that, after giving effect to the conversion of this Note pursuant to this Conversion Notice, the undersigned will not exceed the “Restricted Ownership Percentage” contained in Section 2(i) of this Note.

The undersigned represents it is not an affiliate of the Company as of the date hereof and has not been an affiliate during the preceding three months.1

Conversion information:

Date to Effect Conversion

Aggregate Principal Amount of Note Being Converted

Aggregate Interest on Amount Being Converted

Number of Shares of Common Stock to be Issued

Applicable Conversion Price

Signature

1  It is understood that stock certificates evidencing the conversion shares may contain a legend if the Holder does not make this representation.

15

Name

Address

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EXHIBIT 10.3

CONSENT AGREEMENT

This CONSENT AGREEMENT (this “Agreement”) is made and entered into as of April 28, 2011, by and among ANTs software inc., a Delaware corporation (the “Company”), JGB Capital LP (“JGBLP”), JGB Capital Offshore Ltd. (“JGBLTD”), SAMC LLC (“SAMC”), JGB Management Inc. and Manchester Securities Corp (“Manchester”).

W I T N E S S E T H:

WHEREAS, on March 3, 2011, the Company and each of JGBLP, JGBLTD, SAMC and Manchester (collectively, the “Investors”) entered into (i) that certain Note Purchase Agreement, by and among the Company, the Investors and Wells Fargo Bank, National Association, as agent (the “Note Purchase Agreement”) and (ii) that certain Warrant Purchase Agreement, by and among the Company and the Investors (the “Warrant Purchase Agreement”);

WHEREAS, on or about the date hereof the Company and Manchester have entered into that certain Exchange Agreement attached hereto as Exhibit A, whereby, among other things, the Company has agreed to exchange the outstanding Convertible Note due January 31, 2013 owned by Manchester, for a new Convertible Note, due January 31, 2013, in the principal amount of $794,857.98 (the “Exchange Note”); and

WHEREAS, the issuance of the Exchange Note requires the consent of the Investors pursuant to Section 4.4 of the Note Purchase Agreement and Section 4.3 of the Warrant Purchase Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the covenants and agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Consent and Waiver.  The Investors hereby grant the Company a one-time waiver of the application of Section 4.4 of the Note Purchase Agreement and Section 4.3 of the Warrant Purchase Agreement in connection with the issuance of the Exchange Note and consent to the issuance thereof including, without limitation, a one-time waiver of any provision thereof under which issuance of such Exchange Note would constitute a default thereunder, a breach thereof, any anti-dilution adjustment thereunder, or any other similar adverse result for the Company.

2.   Reservation of Rights.  Subject to Section 1 hereof, the Note Purchase Agreement, the Warrant Purchase Agreement and each of the securities, instruments and agreements executed and delivered by the Company in connection therewith (collectively, the “Transaction Documents”) shall remain in full force and effect. Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Transaction Documents or of any right, power or remedy of the Investors, or constitute a waiver of any provision of the Transaction Documents (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance (or failure to perform) hereunder or thereunder.  The Investors reserve all rights, remedies, powers or privileges available under the Transaction Documents and/or any other document, instrument and/or agreement executed or delivered in connection therewith, at law, in equity or otherwise.

3.   Release of Escrow Funds.  As a condition to the consent granted in Section 1 above:

a.	The Company and Manchester shall execute and deliver to the Escrow Agent (as defined in the Note Purchase Agreement) the Escrow Release Agreement attached hereto as Exhibit A.

b.	The Company and JGB Management Inc. shall execute and deliver to the Escrow Agent (as defined in the Note Purchase Agreement) the Escrow Release Agreement attached hereto as Exhibit B.

4.           Entire Agreement; Amendment.  This Agreement, together with the Escrow Release Agreements contemplated hereby, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

5.           Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, without regard to choice of laws principles.  The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts in New York County of the state of New York.  The Company and each Purchaser consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 5 shall affect or limit any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury.

6.           Disclosure.  The Company must execute and deliver this Agreement to the Investors prior to 5:00PM New York City time on Friday, April 29, 2011 (the “Cut Off Time”), and announce the transactions contemplated hereby prior to 8:30AM New York City time on Friday, April 29, 2011 (the “Announcement Time”), by issuing a Current Report on Form 8-K and press release disclosing the material terms of the transactions contemplated hereby and attaching this Agreement and all other related agreements thereto. Each Investor shall have the right to review such Form 8-K prior to the filing thereof.  The Company shall not at any time furnish any material non-public information to any Investor without Investor’s prior written consent other than the material non-public information contained herein.  No Investor shall be deemed to have any obligation of confidentiality with respect to (i) any non-public information of the Company disclosed to such Investor in breach of the preceding sentence, (ii) the fact that such Investor has exercised any of its rights and/or remedies hereunder or under any Transaction Document or (iii) any information obtained by such Investor as a result of exercising any of its rights and/or remedies hereunder or under any Transaction Document.  To the extent that the Company has not executed and delivered this Agreement to the Investors by the Cut Off Time, then the Investors’ offer to enter into the transactions contemplated hereby shall be automatically withdrawn.

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7.           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

{Signature Page Follows}

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

ANTS SOFTWARE INC.

By:	/s/ Joseph Kozak
Name:	Joseph Kozak
Its:	CEO

MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Its:	Partner

JGB CAPITAL LP

By:	/s/ Brett Cohen
Name:	Brett Cohen
Its:	Partner

JGB CAPITAL OFFSHORE LTD.

By:	/s/ Brett Cohen
Name:	Brett Cohen
Its:	Partner

SAMC LLC

By:	/s/ Brett Cohen
Name:	Brett Cohen
Its:	Partner

JGB MANAGEMENT INC.

By:	/s/ Brett Cohen
Name:	Brett Cohen
Its:	Partner

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EXHIBIT 10.4

ESCROW RELEASE AGREEMENT

This Escrow Release Agreement, dated as of April 28, 2011 (the “Release Agreement”), by and among Manchester Securities Corp., a New York corporation (“Manchester”) and ANTs Software Inc, a Delaware Corporation (“ANTs”).

Reference is made to the Escrow Agreement, dated as of March 3, 2011, by and among Manchester, ANTs and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agreement”).  Capitalized terms used herein without definition shall have the meaning set forth in the Escrow Agreement.

Section 1.          Release of Manchester Escrow Amount.

(a)      Pursuant to Section 1.3(a)(vi) of the Escrow Agreement, Manchester and ANTs hereby jointly instruct Escrow Agent to disburse the Manchester Escrow Amount, together with all interest accrued thereon in the Manchester Escrow Account (the “Escrow Funds”), to the account of Manchester, as set forth below.

(b)      The Escrow Funds shall be transferred to the following account of Manchester:

                           REDACTED

Section 2.          Reduction in Principal Amount of Manchester Note.  Manchester and ANTs hereby agree that the outstanding principal amount of the 5% Convertible Note issued by ANTs due March 3, 2016 and held by Manchester (the “Manchester Note”) be reduced by the amount of the Manchester Escrow Amount.  Accordingly, Manchester and ANTs agree that as so adjusted, the aggregate principal amount of the Manchester Note is $1,075,000.

Section 3.          Termination of Escrow Agreement.  Upon the disbursement of the Escrow Funds to Manchester, the Escrow Agreement, pursuant to Section 1.5 thereof shall terminate, except that the provisions of Sections 1.4(c), 3.1 and 3.2 shall survive termination.

Section 4.          Miscellaneous.  The provisions of Article 4 of the Escrow Agreement shall apply mutatis mutandis to this Release Agreement.

IN WITNESS WHEREOF, this Escrow Release Agreement has been duly executed as of the date first written above.

ANTs SOFTWARE INC.

By:	/s/ Joseph Kozak

Name:	Joseph Kozak

Title:	CEO

MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg

Name:	Elliot Greenberg

Title:	Partner

ACKNOWLEDGED:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:

Title:

EXHIBIT 10.5

ESCROW RELEASE AGREEMENT

This Escrow Release Agreement, dated as of April 28, 2011 (the “Release Agreement”), by and among JGB Management Inc., a New York corporation, as agent for the JGB Holders (“JGB”) and ANTs Software Inc, a Delaware Corporation (“ANTs”).

Reference is made to the Escrow Agreement, dated as of March 3, 2011, by and among JGB, ANTs and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agreement”).  Capitalized terms used herein without definition shall have the meaning set forth in the Escrow Agreement.

Section 1.          Release of JGB Escrow Amount.

(a)       Pursuant to Section 1.3(a)(vi) of the Escrow Agreement, JGB and ANTs hereby jointly instruct Escrow Agent to disburse the JGB Escrow Amount, together with all interest accrued thereon in the JGB Escrow Account (the “Escrow Funds”), to the account of the JGB Holders, as set forth below.

(b)       The Escrow Funds shall be transferred to the following accounts of the JGB Holders (comprised of separate wire transfers in the amounts of $1,562,500, $781,250 and $781,250 to SAMC LLC, JGB Capital LP, JGB Capital Offshore Ltd., respectively):

                            REDACTED

Section 2.          Reduction in Principal Amount of JGB Holder Notes.  JGB, the JGB Holders and ANTs hereby agree that: (i) the outstanding principal amount of the 5% Convertible Note issued by ANTs due March 3, 2016 and held by JGB Capital LP  be reduced by the amount of $781,250 (ii) the outstanding principal amount of the 5% Convertible Note issued by ANTs due March 3, 2016 and held by JGB Capital Offshore Ltd. be reduced by the amount of $781,250 and (ii) the outstanding principal amount of the 5% Convertible Note issued by ANTs due March 3, 2016 and held by SAMC LLC  be reduced by the amount of $1,562,500.  Accordingly, JGB, the JGB Holders and ANTs agree that as so adjusted, the aggregate principal amount of the Notes held by SAMC LLC, JGB Capital Offshore Ltd. And JGB Capital LP are $537,500, $268,750 and $268,750, respectively.

Section 3.          Termination of Escrow Agreement.  Upon the disbursement of the Escrow Funds to JGB, the Escrow Agreement, pursuant to Section 1.5 thereof shall terminate, except that the provisions of Sections 1.4(c), 3.1 and 3.2 shall survive termination.

Section 4.          Miscellaneous.  The provisions of Article 4 of the Escrow Agreement shall apply mutatis mutandis to this Release Agreement.

IN WITNESS WHEREOF, this Escrow Release Agreement has been duly executed as of the date first written above.

ANTs SOFTWARE INC.

By:	/s/ Joseph Kozak

Name:	Joseph Kozak

Title:	CEO

JGB MANAGEMENT INC.

By:	/s/ Brett Cohen

Name:	Brett Cohen

Title:	Partner

ACKNOWLEDGED:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:

Title:

AGREED AND ACCEPTED:

SAMC LLC

By:

Name:

Title:

JGB CAPITAL LP

By:

Name:

Title:

JGB CAPITAL OFFSHORE LTD.

By:

Name:

Title:

[SIGNATURE PAGE TO ESCROW RELEASE AGREEMENT]

EXHIBIT 10.6

GUARANTY

GUARANTY, dated as of April 28, 2011, made by Inventa Technologies, Inc. (the “Guarantor”), in favor of Manchester Securities Corp. (the “Holder”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Exchange Agreement (the “Exchange Agreement”) dated on or about the date hereof between ANTS SOFTWARE, INC., a Delaware corporation (the “Company”) and the Holder.

W I T N E S S E T H:

Whereas, pursuant to that certain Exchange Agreement, the Company cancelled the RH Exchange Note and issued the Exchange Note to the Holder in the original principal amount of $794,857.98;

Whereas, the Guarantor is a wholly-owned subsidiary of the Company; and

Whereas, as a condition precedent to the cancellation of the RH Exchange Note and the issuance of the Exchange Note pursuant to the Exchange Agreement, the Company agreed that the Guarantor would guaranty the obligations under the Exchange Note in accordance with the terms set forth in this Guaranty and the Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Holder to make and maintain the loans evidenced by the Exchange Note, Guarantor hereby agrees with the Holder as follows:

SECTION 1.  DEFINED TERMS

1.1        Definitions

                             (a)        Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Exchange Note or the Exchange Agreement.

                             (b)        The following terms shall have the following meanings:

“Guaranty” means this Guaranty, as the same may be amended, supplemented or otherwise modified from time to time.

 “Obligations” mean the collective reference to the unpaid principal of and default interest on the Exchange Note thereunder and all other obligations and liabilities of the Company to the Holder (including, without limitation, default interest accruing at the then applicable rate provided in the Exchange Note after the maturity of the Exchange Note and interest accruing at the then applicable rate after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, if a claim for post-filing or post-petition interest is allowed in such proceeding, and including, without limitation, the conversion of the Exchange Note into Common Stock), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Exchange Agreement, the Exchange Note, this Guaranty, or the other agreements, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Holder that are required to be paid by the Company or the Guarantor pursuant to the terms of any of the foregoing agreements).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

1.2        Other Definitional Provisions.

The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  GUARANTY

2.1        Guaranty.  The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Holder and its respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.  For clarification, such maximum amount of guaranty hereunder shall not be reduced as a result of any conversions or payments under the Exchange Note (i.e., the last dollars owing under the Exchange Note shall remain subject to this Guaranty).

Nature of Guaranty.  Guarantor’s liability under this Guaranty shall be unlimited, open and continuous for so long as this Guaranty remains in force.  Guarantor intends to guaranty at all times the performance and prompt payment when due, whether at maturity or earlier by reason of acceleration or otherwise, of all Obligations.  Accordingly, no payments made upon the Obligations will discharge or diminish the continuing liability of Guarantor in connection with any remaining portions of the Obligations or any of the Obligations which subsequently arises or is thereafter incurred or contracted.  No payment made by the Company, the Guarantor, any other guarantor or any other Person or received or collected by the Holder from the Company, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment (other than payment and performance in full of the Obligations), remain liable for the Obligations until the Obligations are paid and performed in full.

Duration of Guaranty.  This Guaranty will take effect when received by the Holder without the necessity of any acceptance by the Holder, or any notice to Guarantor or to the Company, and will continue in full force until all the Obligations incurred or contracted shall have been fully and finally paid and satisfied and all other obligations of Guarantor under this Guaranty shall have been performed in full.  All renewals, extensions, substitutions, and modifications of the Obligations, release of any other guarantor or termination of any other guaranty, of the Obligations shall not affect the liability of Guarantor under this Guaranty.  This Guaranty is irrevocable and is binding upon Guarantor and Guarantor’s successors and assigns so long as any of the guaranteed Obligations remain unpaid.

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2.2        No Subrogation.  Notwithstanding any payment made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by the Holder, the Guarantor shall not be entitled to be subrogated to any of the rights of the Holder against the Company or any other guarantor or guaranty or right of offset held by the Holder for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other guarantor in respect of payments made by the Guarantor hereunder, until all amounts owing to the Holder by the Company on account of the Obligations are paid in full.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid and performed in full, such amount shall be held in trust for the benefit of the Holder, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Holder in the exact form received by such Guarantor (duly indorsed by the Guarantor to the Holder, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Holder may determine.

2.3        Amendments, Etc. With Respect To The Obligations.  Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment or performance of any of the Obligations made by the Holder may be rescinded by the Holder and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Holder, and the Exchange Agreement, the Exchange Note and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Holder may deem advisable from time to time, and any guaranty or right of offset at any time held by the Holder for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

2.4        Guaranty Absolute and Unconditional.  Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Holder upon the guaranty contained in this Section 2 or acceptance of the guaranty contained in this Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Guaranty contained in this Section 2; and all dealings between the Company and the Guarantor, on the one hand, and the Holder, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 2.  Guarantor hereby waives, to the extent permitted by law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or the Guarantor with respect to the Obligations.  Guarantor understands and agrees that the guaranty contained in this Section 2 shall be construed as a continuing, absolute and unconditional Guaranty of payment and performance without regard to (a) the validity or enforceability of the Exchange Agreement, the Exchange Note, any of the Obligations or any other guaranty or right of offset with respect thereto at any time or from time to time held by the Holder, (b) any defense, set-off or counterclaim (other than a defense of actual payment and performance of all Obligations) which may at any time be available to or be asserted by the Company or any other Person against the Holder, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of Guarantor under the guaranty contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Guarantor, the Holder may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as they may have against the Company or any other Person or against any other guaranty for the Obligations or any right of offset with respect thereto, and any failure by the Holder to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company or any other Person or to realize upon any such other guaranty or to exercise any such right of offset, or any release of the Company or any other Person or any such other guaranty or right of offset, shall not relieve Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Holder against any Guarantor.

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2.5        Reinstatement.  The guaranty contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, Guarantor or any other guarantor of the Obligations, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, Guarantor or any other guarantor of the Obligations or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.6        Payments.  Guarantor hereby guarantees that payments hereunder will be paid to the Holder without set-off or counterclaim in U.S. dollars at the addresses set forth or referred to on the signature pages to the Exchange Agreement (or as otherwise required by the Exchange Note) or by wire transfer pursuant to instructions provided to the Guarantor by the Holder.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

Guarantor represents and warrants to the Holder that:

3.1        Organization, Good Standing and Qualification.  The Guarantor is a corporation, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties.  The Guarantor is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify would not be reasonably likely to result in a material adverse effect.

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3.2        Authorization.  The Guarantor has full power and authority and has taken all requisite action on the part of the Guarantor, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Guaranty, and (ii) authorization of the performance of all obligations of the Guarantor hereunder.  This Guaranty constitutes legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3.3        Consents.  The execution, delivery and performance by the Company of this Guaranty require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official.

3.4        No Conflict, Breach, Violation or Default; Compliance with Law.  The execution, delivery and performance of this Guaranty by the Guarantor will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Guarantor’s trust agreement or other organizational documents, or (ii) except where it would not have a material adverse effect, (A) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Guarantor or any of its properties, or (B) any agreement or instrument to which the Guarantor is a party or by which the Guarantor is bound or to which any of the properties of the Guarantor is subject.  Except where it would not have a material adverse effect, the Guarantor (i) is not in violation of any statute, rule or regulation applicable to the Guarantor or its assets, (ii) is not in violation of any judgment, order or decree applicable to the Guarantor or its assets, and (iii) is not in breach or violation of any agreement, note or instrument to which it or its assets are a party or are bound or subject.  The Guarantor has not received notice from any Person of any claim or investigation that, if adversely determined, would render the preceding sentence untrue or incomplete.

3.5        No Limitation of Guaranty.  No representations, warranties or agreements of any kind have been made to or with Guarantor which would limit or qualify in any way the terms of this Guaranty.

3.6        Company’s Request.  This Guaranty is executed at the Company’s request and not at the request of the Holder.

SECTION 4.  COVENANTS

4.1        So long as the Exchange Note remains outstanding, the Guarantor shall maintain its existence.  The Guarantor shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person.

4.2        The Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Guaranty; and the Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any right herein granted to the Holder, but shall suffer and permit the execution of every such right as though no such law has been enacted.

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SECTION 5.  WAIVERS; SUBORDINATION

5.1        Guarantor’s Waivers.

                             (a)        Holder’s Actions.  Notwithstanding any other waivers by the Guarantor pursuant to this Guaranty and except as prohibited by applicable law, the Guarantor waives any right to require the Holder to: (i) continue lending money or to extend other credit to the Company; (ii) resort for payment or to proceed directly or at once against any person, including the Company or any other guarantor; (iii) commit any act or omission of any kind at any time with respect to any matter whatsoever; or (iv) demand and/or enforce compliance with the terms of any agreement by any other party thereto.

                             (b)        Insolvency.  If now or hereafter the Company shall be or become insolvent and the Obligations under the Exchange Note have not been paid and performed in full, Guarantor hereby waives and relinquishes in favor of the Holder and Company, and its respective successors and assigns, any claim or right to payment Guarantor may now have or hereafter have or acquire against the Company, by subrogation or otherwise, such that at no time shall Guarantor be or become a “creditor” of the Company within the meaning of 11 U.S.C. Section 547(b) or any successor provision of the United States Federal bankruptcy laws.

                             (c)        Guarantor’s Rights and Defenses.  Guarantor also waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law or any other law which may prevent the Holder from bringing any action, including a claim for deficiency, against the Guarantor, before or after the commencement or completion of any foreclosure action, either judicially or by exercise of a power of sale; (ii) any election of remedies by the Holder which destroys or otherwise adversely affects the Guarantor’s subrogation rights or the Guarantor’s rights to proceed against the Company for reimbursement, including without limitation, any loss of rights Guarantor may suffer by reason of any law limiting, qualifying, or discharging the Obligations; (iii) any disability or other defense of the Company, of any other guarantor, or of any other person, or by reason of the cessation of the Company’s liability from any cause whatsoever, other than payment in full in legal tender or by performance in full, of the Obligations; (iv) any statute of limitations, if at the time any action or suit brought by the Holder against the Guarantor is commenced there is outstanding Obligations which are not barred by any applicable statute of limitations; (v) any defenses given to guarantors at law or in equity other than actual payment and performance of the Obligations; or (vi) any act, omission, election or waiver by the Holder of the type set forth in this Guaranty.

                             (d)       No Set-off, Counterclaim, Etc.  Guarantor further waives and agrees not to assert or claim at any time any deductions to the amount guaranteed under this Guaranty for any claim of set-off, counterclaim, counter demand, recoupment or similar right.

5.2        Guarantor’s Understanding With Respect to Waivers.  Guarantor warrants and agrees that each of the waivers set forth herein is made with Guarantor’s full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law.  If any such waiver is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law or public policy.

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5.3        Subordination of the Company’s Debts to Guarantor.  Guarantor agrees that the Obligations of the Company to the Holder, whether now existing or hereafter created, shall be prior to any claim that the Guarantor may now have or hereafter acquire against the Company, whether or not the Company becomes insolvent.  Guarantor hereby expressly subordinates to the Obligations any claim Guarantor may have against the Company, upon any account whatsoever (including without limitation all intercompany obligations owing to Guarantor from the Company), to any claim that the Holder may now or hereafter have against the Company; provided, however, that the Company may make payments on such claims that represent bona fide claims for money lent or property transferred to the Company in the ordinary course of the business of the Guarantor and the Company unless and until an Event of Default (including without limitation any default under the Exchange Note which with notice or passage of time or both would become an Event of Default) shall have occurred under the Exchange Note.  In the event of any dissolution, winding up, liquidation, readjustment, reorganization or similar proceedings, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of the Company applicable to the payment of the claims of both the Holder and the Guarantor shall be paid to the Holder.

SECTION 6.  MISCELLANEOUS

6.1        Amendments In Writing.  None of the terms or provisions of this Guaranty may be amended, supplemented or otherwise modified except by an instrument in writing signed by the Guarantor and the Holder, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

6.2        No Waiver By Course Of Conduct; Cumulative Remedies. The Holder shall not by any act (except by a written instrument pursuant to Section 6.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Holder, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Holder would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

6.3        Enforcement Expenses.  Guarantor agrees to pay or reimburse the Holder for all its reasonable costs and expenses incurred in collecting against the Guarantor under the guaranty contained in Section 2 or otherwise enforcing or preserving any rights under this Guaranty and the other Agreements to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Holder.

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6.4        Successors And Assigns.  This Guaranty shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of the Holder and its respective successors and assigns; provided that Guarantor may not assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Holder.

6.5        Facsimile.  This Guaranty may be executed by facsimile or email of a PDF (or similar) image file of the executed signature page hereto.

6.6        Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.7        Governing Law; Jurisdiction.

                             (a)        Governing Law.  THIS GUARANTY WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

                             (b)        Jurisdiction.  The Guarantor irrevocably submits to the exclusive jurisdiction of any State or Federal Court sitting in the State of New York, County of New York, over any suit, action, or proceeding arising out of or relating to this Guaranty.  The Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

The Guarantor agrees that the service of process upon it mailed by certified or registered mail (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding.  Nothing herein shall affect the Holder's right to serve process in any other manner permitted by law.  The Guarantor agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

                             (c)        No Jury Trial.  The Guarantor and, by acceptance of the benefits hereof, the Holder, knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Guaranty and for any counterclaim therein.

6.8        Acknowledgements.  Guarantor hereby acknowledges that:

                             (a)        it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Agreements to which it is a party;

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                             (b)       the Holder has no fiduciary relationship with or duty to Guarantor arising out of or in connection with this Guaranty or any of the other Agreements, and the relationship between the Guarantor, on the one hand, and the Holder, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                             (c)        no joint venture is created hereby or by the Exchange Agreement or Exchange Note, or otherwise exists by virtue of the transactions contemplated hereby between the Guarantor and the Holder.

[Signature Page Follows]

9

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:

INVENTA TECHNOLOGIES, INC.

By:
Name:	David A. Buckel
Title:	CFO and Corporate Secretary
Address:

10

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2011 (April 29, 2011)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1031 Cambridge Square, Suite F, Alpharetta, GA	30009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 931-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 29, 2011, David A. Buckel, the Registrant’s Chief Financial Officer and Secretary resigned from his position with the Registrant effective May 15, 2011.  Mr. Buckel has not identified any disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices.

On April 29, 2011, Mr. Buckel and the Registrant entered into a Separation Agreement under which (i) Mr. Buckel will resign from the Registrant effective May 15, 2011; (ii) Mr. Buckel will continue to consult with the Registrant after May 15, 2011, including on the preparation and filing of the Registrant’s quarterly report for the quarter ended March 31, 2011; (iii) to ensure a smooth transition of his duties, Mr. Buckel will also provide consulting services concerning, without limitation, such things as the Registrant’s periodic SEC reports, litigation matters, financial reporting, and registration statements at an agreed upon hourly rate; (iv) Mr. Buckel’s employment agreement with the Registrant is terminated; (v) Mr. Buckel is to be paid a non-refundable retainer of $10,000 for his consulting services; and (vi) Mr. Buckel and the Registrant entered into a mutual, general release of all claims, known and unknown.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date: May 2, 2011	By:	/s/ Joseph Kozak
Joseph Kozak, President and
Chief Executive Officer

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K/A
(Amendment No. 1)

[X]              Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the year ended December 31, 2010

[   ]              Transition Report Under to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Commission file number:  000-16299

ANTS SOFTWARE INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3054685
(State or other jurisdiction of	(IRS Employer Identification Number)
Incorporation or Organization)

1031 Cambridge Square, Suite F, Alpharetta, Georgia 30009
 (Address of principal executive offices including zip code)

(856) 914-5200
(Registrant’s telephone number, including Area Code)

Securities registered under Section 12(b) of the Act:  None

Securities Registered under Section 12(g) of the Act:  Common Stock, $0.0001 par value
___________________

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes [  ] No [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15 (d) of the Exchange Act. Yes [  ] No [X]

Indicate by check mark if the registrant (1) filed all reports required to be filed by Section 13 or 15 (d) of the Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. [X] Yes [  ] No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). [  ] Yes [  ] No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (section 229.405 of this chapter) is not contained herein and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company (in Rule 12b-2 of the Exchange Act).

Large accelerated filer [  ] Accelerated filer [X] Non-accelerated filer [  ] Smaller reporting company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes [  ] No [X]

As of June 30, 2010 the aggregate market value of the registrant's Common Stock held by non-affiliates of the registrant was approximately $107.53 million based on the average bid and asked price of such Common Stock as reported on the NASD Bulletin Board system. Shares of Common Stock held by each officer and director and each person who owns more than 10% or more of the outstanding Common Stock have been excluded because these persons may be deemed to be affiliates. The determination of affiliate status for purpose of this calculation is not necessarily a conclusive determination for other purposes.

ANTs software inc. had 135,500,000 shares of Common Stock outstanding as of April 29, 2011.

Explanatory Note

This Amendment No. 1 on Form 10-K/A (“Amendment No. 1”) hereby amends our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which ANTs software inc. (“we,” “us” or the “Company”) filed with the Securities and Exchange Commission on March 31, 2011.  The sole purpose of this amendment is to (1) correct an error on the cover page identifying us as transitioning from Smaller Reporting Company status to Non-accelerated Filer status and, as a result, identifying itself as a Smaller Reporting Company for disclosure requirements and as an Accelerated Filer for determining when the Annual Report on Form 10-K must be filed, consistent with the Securities and Exchange Commission's Compliance and Disclosure Interpretation 130.04 and (2) include information omitted from our Annual Report on Form 10-K under Part III, Items 10, 11, 12, 13, and 14.

No other information in the 10-K as originally filed on March 31, 2011 is being amended.

This amended Annual Report and the information incorporated herein by reference contain forward-looking statements that involve a number of risks and uncertainties, as well as assumptions that, if they never materialize or if they prove incorrect, would likely cause our results to differ materially from those expressed or implied by such forward-looking statements. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "hopes," "may," "will," "plans," "intends," "estimates," "could," "should," "would," "continue," "seeks" or "anticipates," or other similar words (including their use in the negative), or by discussions of future matters such as the development of new products, problems incurred in establishing sales and sales channels, technology enhancements, possible changes in legislation and other statements that are not historical. These statements include, but are not limited to, statements under the captions "Business," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as other sections in this amended Annual Report. You should be aware that the occurrence of any of the events discussed under the heading "Item 1A -- Risk Factors" in the 10-K filed on March 31, 2011 and elsewhere in this amended Annual Report could substantially harm our business, results of operations and financial condition. If any of these events occurs, the trading price of our Common Stock could decline and you could lose all or a part of the value of your shares of our Common Stock.

The cautionary statements made in this amended Annual Report are intended to be applicable to all related forward-looking statements wherever they may appear in this amended Annual Report. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this amended Annual Report.

PART III

ITEM 10.  DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information with respect to our current directors and executive officers:

Name	Age	Position
Joseph Kozak	61	Chairman (until April 17, 2011), President and Chief Executive Officer, Class 1 Director, term expires in 2013

Francis K. Ruotolo	73	Class 3 Director, term expires in 2012

John R. Gaulding	65	Former Class 3 Director, resigned April 17, 2011

Robert H. Kite	56	Chairman (effective April 17, 2011) and Class 2 Director, term expires in 2011

Robert Jett	66	Class 3 Director, term expires in 2012

Ari Kaplan	41	Class 2 Director, term expires in 2011

Craig Campbell	54	Class 1 Director, term expires in 2013

David Buckel	49	Secretary and Chief Financial Officer (resigned effective May 15, 2011)

Rick Cerwonka	59	Chief Operating Officer and President, Inventa Technologies Inc.

Joseph Kozak, Age 61
President and Chief Executive Officer

Joseph Kozak joined the Company in June 2005 as President and was named Chief Executive Officer and appointed to the Board of Directors in August 2006. Mr. Kozak resigned as Chairman of our Board of Directors on April 17, 2011, but continues in his role has President and Chief Executive Officer. Mr. Kozak brings 25 years of front-line leadership experience in sales, marketing and business development. Mr. Kozak joined ANTs from his position as Vice President of Industry Sales for Oracle Corporation, a business software and hardware integration company. While with Oracle he defined and executed global strategies for retail, distribution, life science, process manufacturing, and consumer packaged goods industries. He also managed Oracle’s acquisition of Retek, Inc. a $630 million purchase in the retail applications space. Prior to Oracle, Mr. Kozak was Chief Executive Officer of Lombardi Software, a manufacturer of business process management solutions. He was also a partner with Ernst and Young, LLP, in the retail and consumer packaged goods division; Vice President of Sales for SAP America, where he was responsible for the retail distribution and consumer goods business units for the Americas; and Mr. Kozak held numerous management positions with AT&T and IBM.

Mr. Kozak brings to the Board significant executive leadership and operational experience.  His prior business experience in the software industry gives him a broad and extensive understanding of our operations and extensive knowledge about our industry.  Due to his business background, he has a broad understanding of the operational, financial and strategic issues facing public companies.

David Buckel, Age 49
Chief Financial Officer

On January 18, 2010, Mr. Buckel joined the Company as Secretary and Chief Financial Officer. On April 29, 2011, Mr. Buckel resigned from his position effective May 15, 2011.  Mr. Buckel has not identified any disagreement with the Company on any matter relating to the our operations, policies or practices.

On April 29, 2011, Mr. Buckel and the Company entered into a Separation Agreement under which (i) Mr. Buckel will resign effective May 15, 2011; (ii) Mr. Buckel will continue to consult with the Company after May 15, 2011, including on the preparation and filing of the Company’s quarterly report for the quarter ended March 31, 2011; (iii) to ensure a smooth transition of his duties, Mr. Buckel will also provide consulting services concerning, without limitation, such things as the Company’s periodic SEC reports, litigation matters, financial reporting, and registration statements at an agreed upon hourly rate; (iv) Mr. Buckel’s employment agreement with the Company is terminated; (v) Mr. Buckel is to be paid a non-refundable retainer of $10,000 for his consulting services; and (vi) Mr. Buckel and the Company entered into a mutual, general release of all claims, known and unknown.

For more than 15 years, Mr. Buckel has served as Chief Financial Officer for a number of public and private companies in the IT and technology industries. He has worked under a wide range of circumstances from startup ventures, consolidations and turnaround situations to leading fast growing profit driven corporations. Mr. Buckel brought to us extensive experience in SEC reporting, Sarbanes-Oxley compliance, investor relations, corporate development and the capital markets. He has held high level positions including public and private company board of director roles and has chaired and been a key member of both the audit and compensation committees for a number of public companies. Prior to joining us, Mr. Buckel served as Chief Financial Officer for Ryla Inc., a fast growing call center solutions provider that was acquired. He also served as Chief Financial Officer for Internap Network Services, a publicly-traded, industry-leading company in route control technology and a provider of high-performance solutions for business critical applications, and Interland Inc., a publicly-traded applications hosting and Web services consulting company. Mr. Buckel received his MBA from Syracuse University and a bachelor’s degree in accounting from Canisius College. He is a Certified Management Accountant, CMA, by the Institute of Management Accountants.

Francis K. Ruotolo, Age 73
Director

Francis Ruotolo was an employee of the Company from January 2001 to January 2005. He joined the Company as the Chairman of the Board of Directors, Chief Executive Officer and President. He continues to serve as a member of the Board of Directors, serving as Chairman of the Board of Directors through September 30, 2007.  He resigned as President in March 2003 and resigned as Chief Executive Officer in January 2005. Prior to joining ANTs, he was a member of our Board of Advisors. Before joining the Company, Mr. Ruotolo was also a director in the consulting practice of Deloitte & Touche (subsequently Deloitte Consulting). Prior to working at Deloitte Consulting, Mr. Ruotolo was Chief Executive Officer of The Futures Group, a long-term strategic planning consultancy whose clients included IBM, American Airlines, Monsanto, Ford Motor Co., Pfizer, and numerous departments of the federal government. Mr. Ruotolo was Senior Vice President of Macy’s California for seven years and held the same position at Lord & Taylor in New York. Mr. Ruotolo holds a BA degree in English/Journalism from Northeastern University, Boston, MA.

Mr. Ruotolo has been associated with us for ten years and brings to the Board extensive knowledge about our business operations and in particular our operations and products.  He also has extensive knowledge of our industry due to prior experience.  In addition, he brings to the Board significant executive leadership and operational experience.

John R. Gaulding, Age 65
Former Lead Director

John R. Gaulding joined our Board of Directors as an independent director in January 2001. Mr. Gaulding resigned as a director, the Lead Director, Chairman of the Executive Committee, Chairman of the Audit Committee, and a member of its Corporate Governance and Nominating Committee on April 17, 2011.  Mr. Gaulding has not identified any disagreement with the registrant on any matter relating to the registrant’s operations, policies or practices. Mr. Gaulding is a private investor and founding partner of Sage Partners, LLC, a strategic and governance advisory firm and investor in emerging companies. Mr. Gaulding is also chairman of the Corporate Governance and Nominating Committee and member of the Audit Committee of Monster Worldwide, Inc. and serves on the board of Yellow Pages Group, Inc., a publicly held company listed on the Toronto Stock Exchange, where he is also chairman of the Corporate Governance and Nominating Committee and member of Compensation Committee. Previously, Mr. Gaulding was Chairman and Chief Executive Officer of National Insurance Group, a publicly held company providing information and insurance to financial institutions. He was also President and Chief Executive Officer of ADP Claims Services Group and President and Chief Executive Officer of Pacific Bell Yellow Pages, Inc. Most recently, Mr. Gaulding served as a Senior Advisor to Deloitte Consulting specializing in e-Business strategy with responsibility for advising such clients as Hewlett Packard, 3Com, Bergen Brunswig, Longs Drugstores, Southern California Edison, and Pacific Gas and Electric Company.

Mr. Gaulding brought to the Board significant executive leadership and operational experience.  His business experience and board service, along with his tenure at our Company, gave him a broad and extensive understanding of our operations and the proper role and function of the Board.  His service on the board of other public companies provided him with a strong corporate governance expertise.

Robert H. Kite, Age 56
Chairman

Robert Kite joined our Board of Directors in January 2005 and was elected Chairman of the Board of Directors following Mr. Kozak’s resignation as Chairman and Mr. Gaulding’s resignation from the Board. On April 25, 2011, Mr. Kite was appointed chair of the Corporate Governance and Nominating Committee and continues to serve as chair of the Compensation Committee and member of the Audit Committee. Since 1981, Mr. Kite has been President and Chief Operating Officer of Kite Family Co., Inc. and the Managing General Partner of KFT LLLP, a family-owned company whose assets and operations include, but are not limited to, commercial and industrial buildings, land holdings, stocks, bonds, commodities, magnetic resonance imaging clinics, and hotel and retail development. He also serves on the boards of E2020, an Internet education company, and Financialz, an accounting software company. Mr. Kite’s public service work includes board membership with Child Help USA and the FBI Citizen’s Academy. Mr. Kite previously worked in the construction industry in Saudi Arabia with Beck-Arabia, and in Central America in gold mining and manufacturing operations. He is a graduate of Southern Methodist University with a Bachelor of Science, Political Science and Psychology with a Minor in Business.

Mr. Kite’s service on the board of other public companies has provided him with a strong corporate governance expertise. His business experience provides him with a broad understanding of the operational, financial and strategic issues facing public companies.

Robert Jett, Age 66
Director

Robert Jett joined our Board of Directors in May 2007. Mr. Jett currently serves on the Audit and Compensation Committees. He serves as general counsel for eDocs-Express, a company that provides consulting and documentation services to financial institutions. A former member of the Oregon State Bar, Mr. Jett has extensive law experience, serving as legal counsel for the First National Bank of Oregon, Security Bank of Oregon, Evans Products Company, CFI ProServices, Inc., and other enterprises. Mr. Jett is best known as the architect and product manager of Laser Pro, the predominant loan documentation software system used by thousands of financial institutions across the country. Mr. Jett was appointed Corporate Secretary following the announcement of Mr. Buckel’s resignation as Secretary and Chief Financial Officer on April 29, 2011.

Mr. Jett’s legal background provides him with a broad understanding of the legal issues facing our company and the financial markets. His experience provides him with a broad understanding of the operational, financial, legal and strategic issues facing public companies.

Ari Kaplan, Age 41
Director

Ari Kaplan joined our Board of Directors in April 2007 and currently serves on the Compensation Committee. Mr. Kaplan was President of the Independent Oracle Users Group (IOUG) from 2005 to 2008. Mr. Kaplan served as Executive Vice President of IOUG from 2003 to 2004, before assuming the position of President in 2005. Mr. Kaplan is also a Senior Consultant for Datalink Corporation, where he leads the database practice. Beginning in 1999 and continuing through 2005, Mr. Kaplan served as Chief Executive Officer at Expand Beyond, a mobile business software company. Mr. Kaplan worked as a Chief Architect/Senior Consultant from 1994 to 1999, to companies including Chicago Board Options Exchange, Merck & Co., Inc., 3Com/US Robotics, Hallmark, PricewaterhouseCoopers, and the Department of Defense. Mr. Kaplan also worked as a Senior Consultant for Oracle Corporation from 1992 to 1994. Mr. Kaplan received a Bachelor of Science degree in Engineering and Applied Sciences from the California Institute of Technology in 1992.

Mr. Kaplan brings to the Board extensive knowledge of the software industry. Having served in senior corporate positions in other software companies he has a vast knowledge of the industry.

Craig Campbell, Age 54
Director

Craig Campbell joined our Board of Directors in May 2007. On April 25, 2001, Mr. Campbell was appointed chair of the Audit Committee and a member of the Corporate Governance and Nominating Committee. Mr. Campbell is the Chief Executive Officer of Campbell Capital Advisors, LLC, a financial services company located in Chicago, Illinois. He has been a financial executive for over 25 years. He has extensive experience as a general partner and advisor for investment and hedge funds and has served in leadership positions for numerous charitable foundations.

Mr. Campbell brings to the Board significant strategic, business and financial experience. He has a broad understanding of the operational, financial and strategic issues facing our company.

Rick Cerwonka, Age 59
Chief Operating Officer and President, Inventa Technologies, Inc.

Rick Cerwonka was appointed our Chief Operating Officer effective August 17, 2009. Mr. Cerwonka joined Inventa Technologies in January 2000 as Vice President of Managed Services and was named President and Chief Executive Officer of Inventa in December 2002. Before joining the Company, Mr. Cerwonka founded XTEND-Tech, Inc., which offered full-service applications management and support to Fortune 500 clients in finance, telecommunications, manufacturing, government and banking. Prior to XTEND-Tech, Inc., Mr. Cerwonka was Vice President of the Enterprise Solutions Division for the Southern States Area for Sybase, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To the best of our knowledge, with the exception of the following untimely filings, all of our other officers, directors and 10% shareholders timely filed the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended December 31, 2010.

Untimely Section 16(a) Beneficial Ownership Reports:

●	Form 4 filed by director Robert Jett on March 4, 2010 for a transaction dated February 18, 2010; also on November 15, 2010 for a transaction dated October 31, 2010;
●	Form 4 filed by director Craig Campbell on November 15, 2010 for a transaction dated October 31, 2010; and
●	Form 4 filed by director John Gaulding on November 15, 2010 for a transaction dated October 31, 2010;

CODE OF ETHICS AND CORPORATE GOVERNANCE

Corporate Governance Guidelines

We believe in sound corporate governance practices and have formal Corporate Governance Guidelines. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and make decisions that are independent of the Company’s management.  We regularly monitor developments in the area of corporate governance and review processes and procedures in light of such developments.  We review federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and NASDAQ, although the Company is currently reported on the NASD Bulletin Board system . The Corporate Governance Guidelines set forth practices with respect to the way employees and directors conduct themselves individually and operate our business.

Code of Business Conduct and Ethics

We have developed and periodically modify our Code of Business Conduct and Ethics to ensure it is in compliance with our Corporate Governance Guidelines.  The Code of Business Conduct and Ethics sets forth the policies with respect to the way directors, officers, employees, agents and contractors conduct themselves and operate our business. The Code of Business Conduct and ethics is publicly available at the “Corporate Governance” section of our website at www.ants.com/investor. We believe we have in place procedures and practices, which are designed to enhance our shareholders’ interest.

Board Leadership Structure

Our board has carefully considered the benefits and risks in combining the role of Chairman of the Board and Chief Executive Officer and determined that Mr. Kozak was the most qualified and appropriate individual to lead our board as its chairman through April 17, 2011.

In determining whether to combine the roles of Chairman of the Board and Chief Executive Officer, our board closely considered the then current system for ensuring significant independent oversight of management, including the following: (1) only one member of the current board, Mr. Kozak also serves as an employee; (2) the majority of directors serving on our Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee are independent; (3) our board’s flexibility to select, at any time and on a case-by-case basis, the style of leadership best able to meet our current needs based on the individuals available and circumstances present at the time. Our board further noted that the Compensation Committee annually evaluates the Chief Executive Officer’s performance.

In determining that we were best served by having Mr. Kozak serve as Chief Executive Officer and Chairman of the Board, our board considered the benefits of having the Chief Executive Officer serve as a bridge between management and our board, ensuring that both groups act with a common purpose. Our board also considered Mr. Kozak’s knowledge regarding our operations and the industries and markets in which we compete and his ability to promote communication, to synchronize activities between our board and our senior management and to provide consistent leadership to both our board and our company in coordinating the strategic objectives of both groups. Our board further noted that the combined role of Chairman of the Board and Chief Executive Officer facilitates centralized leadership in one person so that there is no ambiguity about accountability.

As of April 17, 2011, Mr. Kozak has stepped down as Chairman of our Board of Directors and Mr. Kite, an independent director, has assumed the position of Chairman of our Board of Directors. This will allow Mr. Kozak to devote more attention to our operations.

Board Risk Oversight

Our board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us.

While our board has the ultimate oversight responsibility for the risk management process, various committees of our board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and engages outside independent consultants to assist in managing such controls. Risks related to our compensation programs are reviewed by the Compensation Committee and legal and other risks are reviewed by the Corporate Governance and Nominating Committee. Our board is advised by the committees of significant risks and management’s response via periodic updates.

Meetings and Committees of the Board of Directors

Our Board and its committees meet throughout the year and also hold special meetings and may act by written consent from time to time as appropriate.

Our Board has seven director positions divided into three classes.  Members of each class serve for a three-year term, with one class of directors being elected each year.  During fiscal 2010, our Board held twelve (12) meetings.  Directors Kozak, Kaplan, Gaulding, Jett, Ruotolo, Campbell and Kite attended at least 80% of the aggregate number of meetings of the Board of Directors and meetings of committees on which he served during fiscal 2010.  As of April 17, 2011, John Gaulding resigned as a director on our Board.  Currently, the Board has one vacancy.

The stockholder meetings in 2010 were attended by all the directors.

Our Board has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee (“CGNC”) and an Executive Committee.  Each of these committees has a formal written charter. Copies of these charters may be found on our website at www.ants.com/investor.  The Executive Committee was disbanded effective April 17, 2011.

The CGNC makes recommendations to the Board concerning committee memberships, and the Board appoints the members and chairpersons of the committees.

The following table summarizes the standing committees of the Board of Directors, their membership and the number of meetings held between January 1, 2010 and January 26, 2010:

Name	Audit	Compensation	CGNC	Executive

John Gaulding	Chair		Member	Chair
Robert H. Kite		Chair
Joseph Kozak				Member
Francis Ruotolo			Member	Member
Robert Jett		Member	Chair	Member
Ari Kaplan	Member	Member
Craig Campbell	Member

Total number of meetings held through January 26, 2010	--	--	--	--

On January 27, 2010, Robert Jett replaced Ari Kaplan on the Audit Committee and Ari Kaplan stepped down from the Compensation Committee. The Audit Committee and the Compensation Committee had not met while Ari Kaplan was a member of these Committees. The following table summarizes the three standing committees of our Board of Directors as of January 27, 2010.

Name	Audit	Compensation	CGNC	Executive

John Gaulding	Chair		Member	Chair
Robert H. Kite		Chair
Joseph Kozak				Member
Francis Ruotolo			Member	Member
Robert Jett	Member	Member	Chair	Member
Ari Kaplan
Craig Campbell	Member

Total number of meetings held in fiscal 2010	5	3	1	1

On April 17, 2011, John Gaulding resigned as a director on our Board and the Executive Committee was disbanded. The following table summarizes the three standing committees of our Board of Directors as of April 18, 2011.

Name	Audit	Compensation	CGNC

Robert H. Kite		Chair
Joseph Kozak
Francis Ruotolo			Member
Robert Jett	Member	Member	Chair
Ari Kaplan
Craig Campbell	Member

Total number of meetings held through April 17, 2011	2	1	--

The standing committees were reorganized as of April 25, 2011. The following table summarizes the three standing committees of our Board of Directors as of April 25, 2011.

Name	Audit	Compensation	CGNC

Robert H. Kite	Member	Chair	Chair
Joseph Kozak
Francis Ruotolo			Member
Robert Jett	Member	Member
Ari Kaplan		Member
Craig Campbell	Chair		Member

Total number of meetings held through April 29, 2011	--	--	--

Audit Committee

Background

The Audit Committee of the Board of Directors of ANTs, which is comprised solely of independent directors, fulfills a fiduciary role for the Board of Directors, as they represent the shareholders, by providing a direct supervisory link to the independent registered public accountants.  The Board of Directors acts upon the recommendations or advice of the Audit Committee, which has no responsibility to make decisions or take actions, separate from the Board of Directors.  In its role, the Audit Committee undertakes the following advisory, consultative and oversight to:

●	Select the independent registered public accounting firm to be employed or nominate the independent auditor for shareholder approval;
●	Consult with the independent auditor on their plan of our audit;
●	Review with the independent auditor, their report of audit and their letter;
●	Consult with the independent auditor, on the adequacy of internal controls;
●	Ensure the integrity of our financial reporting;
●	Ensure that our systems of internal control over financial reporting and disclosure controls are designed and functioning properly; and
●	Ensure our compliance with legal and regulatory requirements.

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and to report the results of their activities to the Board.  The reporting process is the responsibility of our management, which prepares our financial statements, while the independent auditors are responsible for auditing those financial statements.

The committee membership must meet the requirements of the Audit Committee policy of the NASDAQ Stock Market, although the Company is currently reported on the NASD Bulletin Board system.  Accordingly, all of the members are directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. Neither our officers nor employees serve on the committee.

The Audit Committee is composed of three non-employee independent directors selected by the Board, based upon their prior experience in Audit Committee matters, their experience in financial matters and their independence and objectivity.  Mr. Gaulding, the Audit Committee chair throughout 2010 and until his resignation on April 17, 2011, was both independent and a “financial expert” under Item 407(d)(5)(ii) of Regulation S-K.  Following Mr. Gaulding’s resignation, Mr. Campbell was selected to chair the Audit Committee and Mr. Kite was selected to serve on the Audit Committee along with Mr. Jett. All members of the Audit Committee are free of any relationship that would interfere with the exercise of independent judgment by them and Mr. Campbell qualifies as a “financial expert.”

The Audit Committee operates under a written charter that complies with applicable SEC and NASDAQ requirements; its charter, which was amended and restated on October 13, 2006, is posted at the “Corporate Governance” section of our website at www.ants.com/investor.

Specific Required Items for the Present Report of the ANTs Audit Committee

The Audit Committee provides this report for Amendment No. 1 to our annual report for the fiscal year ended December 31, 2010 on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011.  The following disclosure, as required, appears over the printed names of each member of the Audit Committee.  The members of the Audit Committee have signed the current disclosure.

Meetings

The Audit Committee held five meetings during the year ended December 31, 2010.

The Committee met with our independent registered public accounting firm at all five meetings, and reviewed their findings, suggestions and plans for continuing audits.  The Committee discussed strengthening controls as we grow into operations and out of research and development, our plans for compliance with certain provisions of the Sarbanes-Oxley Act of 2002 and the accounting issues related to revenue recognition.  The Audit Committee believes that it has an excellent and forthright working relationship with our Audit Firm, WeiserMazars LLP.  The Audit Committee selected WeiserMazars LLP to serve as our independent accountants for the 2010 fiscal year.

Audit Committee Report

The following is the report of the Audit Committee with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2010:

We reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2010.  In addition, we discussed with WeiserMazars LLP, the matters required by Statements on Accounting Standards No. 114, “Communications with Audit Committees.”  Also we received from WeiserMazars LLP, the written disclosures required by the Public Company Accounting Oversight Board Rule 3526 and have discussed with WeiserMazars LLP its independence from us.  Based upon this information and these materials, we recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2010 be included in our Annual Report on Form 10-K, as amended, for filing with the Securities and Exchange Commission.

John R. Gaulding (chair)
Robert Jett
Craig Campbell

Corporate Governance and Nominating Committee (“CGNC”).

The Corporate Governance Committee is currently composed of Mr. Robert Jett (chairperson), Mr. John Gaulding (until his resignation on April 17, 2011) and Mr. Francis Ruotolo, all of whom are independent directors with the exception of Mr. Ruotolo.  The Company deems Mr. Ruotolo to be not independent, on the basis of his previous employment with us.  Mr. Ruotolo received, in 2009 and 2008, payments in excess of the $120,000 threshold in connection with his employment that had ended prior to 2008.  The Corporate Governance Committee held one meeting during 2010 and each member of the Corporate Governance Committee attended this meeting.

The purpose of the CGNC is to ensure that the Board is properly constituted to meet its fiduciary obligations to shareholders and the Company and that we have and follow appropriate governance standards.  Among other matters, the CGNC:

●	Reviews and approves nominees for service on the Board;

●	Considers candidates recommended by shareholders; and

●	Adopts, reviews and implements corporate governance policies and procedures.

The CGNC operates under a written charter which was adopted October 13, 2006 that complies with applicable SEC and NASDAQ requirements.  The CGNC has a charter that is publicly available at the “Corporate Governance” section of our website at www.ants.com/investor.

Consideration of Director Nominees

In selecting director candidates, the CGNC identifies nominees by first evaluating the current members of the Board willing to continue in service.  If any Board member does not wish to continue in service or if the Board decides not to nominate a member for re-election, the CGNC evaluates candidates who have the desired skills and experience in light of the criteria outlined below.  The CGNC establishes a pool of potential director candidates based on recommendations from the Board, senior management and shareholders.

The CGNC then reviews the credentials of director candidates (including candidates recommended by shareholders), conducts interviews and makes formal nominations for the election of directors.  In making its nominations, the CGNC considers a variety of factors of potential candidates, including the integrity, experience or knowledge with businesses relevant to our current and future business plans, experience with businesses of similar size, all other relevant experience, background, independence, financial expertise, compatibility with existing Board members, and such other factors as the CGNC deems appropriate in the best interests of us and our shareholders.  Proposed nominees are all evaluated equally irrespective of who suggested such nominee as a director candidate.  We have not, to date, paid any third party fee to assist in this process.

The CGNC and the Board, acting on the CGNC’s recommendation, will consider proposed nominees whose names are submitted to our Secretary by shareholders.  Proposals made by shareholders for nominees at an annual shareholders meeting must be received by the Secretary prior to the end of the fiscal year preceding such annual meeting.  We do not have a formal policy with regard to the consideration of any director candidate recommended by shareholders.  We have not adopted a formal policy because, to date, it has not received any director nominees from shareholders.  The CGNC reviews periodically whether a formal policy concerning director candidates nominated by shareholders should be adopted.

Any shareholder who wishes to contact our Board or specific members of the Board may do so by sending their correspondence to our Chief Executive Officer, Mr. Joseph Kozak, at 1031 Cambridge Square, Suite F, Alpharetta, Georgia, 30009.  Mr. Kozak will submit your correspondence to the Chairman of the Board of Directors or the appropriate committee or director, as applicable.

Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our compensation plans, policies and programs applicable to executive officers.  The Committee reviews and approves executive compensation, ensuring that each element of the executives’ compensation meets compensation objectives.  Among other matters, the committee:

●	Sets and administers the policies governing the executive compensation policies, including compensation of the chief executive officer;

●	Administers the employee stock option and stock purchase plans; and

●	Reviews executive and leadership development policies, plans and practices.

Our Compensation Committee is currently composed of two members, Mr. Robert Kite (chairperson) and Mr. Robert Jett, both of whom are independent directors.

The Compensation Committee held three meetings during 2010 and each member of the Compensation Committee attended this meeting.

The Compensation Committee operates under a written charter that complies with applicable SEC and NASDAQ requirements, which was amended and restated effective January 10, 2007.  The Compensation Committee’s charter is posted at the “Corporate Governance” section of our website at www.ants.com/investor.

ITEM 11.  EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the material elements of the compensation and benefits programs for our officers.

Role of Compensation Committee

Our Compensation Committee is composed entirely of independent directors (the “Committee”). The Committee has a charter, most recently revised in January 2007, which outlines the Committee’s role in the determination of our compensation structure.  The Committee works with our Board of Directors, Chief Financial Officer and other management in determining, developing, establishing, and implementing our compensation philosophy and plans for our executive officers (the “Executives”).  The Committee reviews and approves Executive compensation, ensuring that each element of the Executives’ compensation meets compensation objectives.  The Committee also helps to oversee our stock option plans (ANTs software inc. 2000 Stock Option Plan, 2008 Stock Plan and 2010 Stock Plan).

Compensation Philosophy:  Objectives of the Company’s Compensation Programs

Our compensation programs have four main objectives: attract highly-qualified new Executives, retain them and encourage longevity, motivate them to achieve goals that are consistent with our overall goals, and reward them for outstanding achievement.

What the Compensation Program is Designed to Reward

Our compensation program is designed to reward achievements that are consistent with our overall goals.

Independent Compensation Consultant

From time to time, we may seek the advice of one or more independent compensation consultants.  In such event, it is currently intended that such consultants would report directly to the Committee and would be used primarily to provide additional assurance that (i) our compensation programs are sufficiently competitive to successfully motivate, attract and retain Executives, and (ii) the compensation offered by us is reasonable and consistent with our objectives.

Relative to 2010 and through April 29, 2011, the services of a compensation consulting service were not contracted.

Elements of Compensation

The elements of compensation for the Executives are: salary, stock options and awards, and bonuses (either in the form of cash, stock awards or stock options).

Rationale Behind Each Element

The elements of our compensation structure are intended to achieve the objectives of the compensation programs.  Determination of salary is made to provide Executives with a base level of pay that allows us to remain competitive in both recruiting and retaining qualified Executives.  Stock awards or options are granted to Executives to provide them with an opportunity to build equity ownership in the Company so that they are motivated to act in ways that increase the value of the Company and that are consistent with shareholder goals.  Bonuses are granted for achieving specific goals or in recognition of extraordinary service provided. Bonuses may be paid in cash, stock or stock options.

Determination of Amount of Each Element

Salary.  In determining salaries, the Committee generally considers five factors.  First, we have experienced managers responsible for hiring new Executives and adjusting the salary levels of existing Executives.  These managers have extensive industry knowledge of historical and current pay scales, and apply such knowledge to salary determination.  We rely heavily on such knowledge.  Second, as we interview candidates for potential employment, we gather salary information from those candidates, which is used as a data point in setting salaries.  Third, we work with search firms, which provide salary data for their candidates and feedback on the general availability of candidates with the experience for each open position.  Fourth, we evaluate general labor market conditions such as the hiring activity of other companies actively looking for candidates with the same skill set and experience.  This provides us with a sense of how “tight” or “loose” the labor market is, which may affect salary levels.  Finally, the above factors provide us with the data needed to establish a general range within which it will typically make an offer to a new Executive or adjust the salary of an existing Executive.  Within that range, we will set the salary level for a specific candidate or existing Executive based on the candidate’s or Executive’s experience, prior performance, references and education.

During 2010, the Committee periodically reviewed the performance and compensation of the Executives, though we did not have a formal review process in place.  On June 28, 2010, the Committee authorized and the Company amended its employment agreement with Mr. Kozak, as discussed below.

Stock and Stock Options.  In determining stock and stock option grants, which are granted to new and existing Executives, the Committee considers three factors.  First, we have experienced managers responsible for hiring new Executives and adjusting the compensation levels of existing Executives.  These managers have extensive industry knowledge of historical and current pay scales, and apply such knowledge to determination of compensation.  We rely heavily on such knowledge.  Second, we make an assessment of our “risk” profile versus other employment options available to a candidate or Executive and adjust stock and stock option grants accordingly.  Third, for more senior Executives, who have a greater ability to affect our direction, compensation is more heavily weighted towards equity (in the form of stock awards or options), in order to align their goals with that of shareholders.

Stock options are dated as of the date of Board approval of each option grant and are granted at the closing fair market value on the date of grant.  Optionees are informed of their option grants as soon as practicable and stock options are documented within a few days of the grant date.  We do not currently have a policy concerning coordination of option grants with the release of material information.

Bonuses.  We award bonuses in the form of stock awards, stock options or cash.  Bonuses are generally given by the Compensation Committee on the recommendation of the Executive’s manager, typically the Chief Executive Officer and are determined in one of two ways.  First, the Executive has a fixed bonus amount for which he or she is eligible.  On a periodic basis, typically quarterly, the Compensation Committee or the Chief Executive Officer reviews his or her performance against goals and determines whether to pay all, none, or a portion of the bonus.  The fixed amount is established in the Compensation Committee’s or the Chief Executive Officer’s discretion. Second, bonuses are occasionally given as a reward for extraordinary effort.  The amount of bonus is determined at the discretion of the Compensation Committee or the Chief Executive Officer.

In 2010, Mr. Kozak was eligible to receive a cash bonus of up to $125,000, each six months.  Pursuant to the 2010 Amended and Restated Employment Agreement effective June 28, 2010, Mr. Kozak became eligible to receive a cash bonus of up to $250,000 annually. We provided the opportunity to Mr. Kozak to earn such a bonus because he had the greatest ability to influence our direction.  Mr. Kozak received $125,000 in bonuses for which he was eligible during the 2010 fiscal year, as reflected in the Summary Compensation Table.  The Board of Directors and the Compensation Committee determined that Mr. Kozak achieved the performance objectives set out for him upon his appointment as Chief Executive Officer.  Further, the Compensation Committee believed the bonuses helped to bring Mr. Kozak’s total compensation closer to the industry standard. Mr. Buckel was eligible to receive a cash bonus of up to $62,500, each six months. Mr. Buckel received $62,500 in bonuses for which he was eligible during the 2010 fiscal year, as reflected in the Summary Compensation Table.  In the case of Mr. Cerwonka, he has received bonus payments representing commissions earned relative to sales generated by Inventa Technologies Inc.

How Each Element Fits Into the Company’s Overall Compensation Objectives

Compensation is structured to achieve the goals set out above: attract, retain, motivate and reward.  Decisions regarding the weight of each element in relation to other elements are set as a general rule which can be modified as necessary to address individual situations, but with the overall goals in mind.

Employment Agreements

On June 28, 2010, we entered into an Employment Agreement with Mr. Kozak under which we increased Mr. Kozak’s compensation. We also granted a stock option and a restricted stock grant to Mr. Kozak. Pursuant to the Employment Agreement, we increased Mr. Kozak’s annual salary from $250,000 to $500,000. Mr. Kozak continues to be eligible to receive a cash bonus of up to $250,000, payable annually. Previously, Mr. Kozak’s bonus compensation was payable semi-annually. In accordance with the Employment Agreement, we also (i) granted Mr. Kozak an option covering 3.50 million shares of Common Stock, at an exercise price per share of $1.10, and (ii) granted Mr. Kozak a restricted stock award covering 3.50 million shares of Common Stock; all at a price of $1.10 per share, the closing price of our Common Stock on the date of the grant, and both vesting in three equal installments beginning on the first anniversary of the grant date. Mr. Kozak elected to have a portion of his salary paid in shares of our Common Stock. For the 2010 fiscal year, $64,583 of his salary was paid by the issuance of shares of our Common Stock.

The Employment Agreement has a term ending June 30, 2013, but may be terminated at any time with or without cause. However, in the event of termination of the Employment Agreement by us without Cause as defined therein, or by Mr. Kozak for Good Reason, as defined therein, in each case not associated with our change in control, then certain severance benefits accrue including three years of Mr. Kozak’s base salary and full vesting of all stock options and restricted stock grants, possibly among other things.

On June 26, 2007, we entered into a Retirement and Board Service Agreement with Mr. Francis K. Ruotolo, our former Chairman. Under the agreement: (i) Mr. Ruotolo retired as our employee, (ii) Mr. Ruotolo continued as a member of the Board of Directors, (iii) Mr. Ruotolo’s Employment Agreement with us was terminated, (iv) we made retirement payments to Mr. Ruotolo consisting of 10 quarterly payments of $50,000 each, for an aggregate of $500,000, (v) Mr. Ruotolo and we agreed that all of Mr. Ruotolo’s stock options as of that date continued unaffected by the agreement, and (vi) Mr. Ruotolo and we entered into a mutual general release of all claims, known and unknown.

On May 15, 2008, Rick Cerwonka entered into an employment agreement with us providing for an annual base salary of $250,000. Mr. Cerwonka was also granted options to purchase up to 0.40 million shares of our Common Stock at $1.18 per share. The options vest over a three-year period and have a life of ten years. The employment agreement also provides for termination and severance provisions. Mr. Cerwonka was appointed our Chief Operating Officer effective August 17, 2009.

On January 18, 2010, David Buckel entered into an employment agreement with us and was appointed as our Secretary and Chief Financial Officer. The agreement provided for an annual base salary of $250,000, of which 10% was to be paid in shares of our Common Stock. Mr. Buckel’s employment agreement was modified effective January 1, 2011 to discontinue the portion of salary paid in stock. Mr. Buckel was also granted options to purchase up to 0.50 million shares of our Common Stock at $0.61 per share. The options vest ratably over a three-year period and had a life of ten years. Mr. Buckel was eligible for a semi-annual bonus of $62,500 with the option to be paid in cash or stock as well as options to purchase up to 0.10 million shares of our Common Stock per year during the initial three years of his contract. On April 29, 2011, Mr. Buckel resigned from his position effective May 15, 2011.  Mr. Buckel has not identified any disagreement with the Company on any matter relating to the our operations, policies or practices.

On April 29, 2011, Mr. Buckel and the Company entered into a Separation Agreement under which (i) Mr. Buckel will resign effective May 15, 2011; (ii) Mr. Buckel will continue to consult with the Company after May 15, 2011, including on the preparation and filing of the Company’s quarterly report for the quarter ended March 31, 2011; (iii) to ensure a smooth transition of his duties, Mr. Buckel will also provide consulting services concerning, without limitation, such things as the Company’s periodic SEC reports, litigation matters, financial reporting, and registration statements at an agreed upon hourly rate; (iv) Mr. Buckel’s employment agreement with the Company is terminated; (v) Mr. Buckel is to be paid a non-refundable retainer of $10,000 for his consulting services; and (vi) Mr. Buckel and the Company entered into a mutual, general release of all claims, known and unknown.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

We have entered into employment agreements with certain of its named executive officers, the general terms of which are described in greater detail below, that provide certain benefits upon termination of employment or change in control.  Any named executive officers for whom a description is not provided have not entered into an employment agreement with us. The amount of benefit to each named executive officer at, following, or in connection with the termination of their employment or a change-in-control is described below and the amount of the benefit is estimated by calculating the amount the officer would have received, unless otherwise noted, upon death, disability, retirement, involuntary termination of employment without cause, involuntary termination of employment for cause, voluntary termination of employment for good cause, voluntary termination of employment without good cause or change in control, assuming a triggering event on December 31, 2010.  For purposes of calculating the estimated amounts, we have used a price per share of our Common Stock of $0.64, the closing market price of our Common Stock on December 31, 2010.

Mr. Joseph M. Kozak

On June 28, 2010, we entered into an employment agreement with Mr. Kozak (“CEO Agreement”), under which we increased Mr. Kozak’s compensation. We also granted a stock option and a restricted stock grant to Mr. Kozak. Pursuant to the CEO Agreement, we increased Mr. Kozak’s annual salary from $250,000 to $500,000. Mr. Kozak continues to be eligible to receive an annual cash bonus of up to $250,000 dependent only upon us achieving certain annual targets. Previously, Mr. Kozak’s bonus compensation was payable semi-annually. In accordance with the CEO Agreement, we also (i) granted Mr. Kozak an option covering 3.50 million shares of Common Stock, at an exercise price per share of $1.10, and (ii) granted Mr. Kozak a restricted stock award covering 3.50 million shares of Common Stock; all at a price of $1.10 per share, the closing price of our Common Stock on the date of the grant, and both vesting in three equal installments beginning on the first anniversary of the grant date. The employment agreement restricts Mr. Kozak from competing, directly or indirectly, with us or soliciting certain of our employees and officers during the term of the employment agreement and for a period of 12 months following his termination of employment.

The CEO Agreement has a term ending June 30, 2013, but may be terminated at any time with or without cause. Pursuant to the provisions of the CEO Agreement, we have the right to terminate Mr. Kozak’s employment under this Agreement by written notice to Mr. Kozak at any time, effective 30 days following the date of Mr. Kozak’s receipt of written notice but subject to any curative rights of Mr. Kozak.

Termination of Employment by Company For Cause

We have the right to terminate Mr. Kozak’s employment under the CEO Agreement at any time for “Cause” (as defined in the employment agreement). Kozak shall continue to receive Base Salary for the period ending 30 days after the date of such termination of employment plus any accrued Bonus through such 30 day period.

Termination of Employment by Company Without Cause Prior to any Change of Control and not in Anticipation of a Change in Control

The CEO Agreement provides that we may terminate the CEO Agreement without Cause (as defined in the CEO Agreement) upon giving three months prior written notice to Mr. Kozak.  During such three month period, Mr. Kozak shall continue to perform the duties of his office and we will compensate Mr. Kozak in accordance with the CEO Agreement.  Subsequent to such three month period, Mr. Kozak’s severance benefit for termination of employment without Cause is determined by reference to whether there has been any Change of Control (as defined in the CEO Agreement) or Anticipation of a Change in Control (as defined in the CEO Agreement).

If Mr. Kozak’s employment under the CEO Agreement is terminated by us without Cause prior to any Change of Control (as defined in the CEO Agreement) and not in Anticipation of a Change in Control (as defined in the CEO Agreement) during the term of the CEO Agreement, Mr. Kozak shall be entitled to receive as severance pay (in addition to the payment of base salary through the date of termination) an amount equal to three years of his current base salary, payable over the three year period immediately following the termination of his employment in equal monthly installments in accordance with our ordinary payroll pay practices. In addition, the vesting of all unvested Equity Grants and all other Equity Awards (as defined in the CEO Agreement) held by Mr. Kozak shall accelerate and vest in full as of the date of the termination of his employment.

Further, if Mr. Kozak elects to participate in our group health and dental benefit plans under COBRA, we shall provide reimbursements for or direct payment to the carrier for the premium costs under COBRA for Mr. Kozak, his spouse and dependents for twelve months following the date of the termination of his employment.

Termination of Employment by Company Without Cause After any Change of Control or in Anticipation of a Change in Control

If Mr. Kozak’s employment is terminated by us without Cause (as defined in the CEO Agreement) after any Change in Control (as defined in the CEO Agreement) or in Anticipation of a Change in Control (as defined in the CEO Agreement), Mr. Kozak shall be entitled to receive: all compensation accrued and unpaid prior to the date of the termination of employment; an amount equal to three times his annual base salary; an amount equal to two times the average of Mr. Kozak’s bonus calculated based on the year 2010 and each successive calendar year prior to the date of the termination of his employment; and, the vesting of all Stock Options, Equity Grants and Equity Awards (as defined in the CEO Agreement) owned by Mr. Kozak as of the date of the termination of his employment.

Further, if Mr. Kozak elects to participate in our group health and dental benefit plans under COBRA, we shall provide reimbursements for or direct payment to the carrier for the premium costs under COBRA for Mr. Kozak, his spouse and dependents for twelve months following the date of the termination of his employment.

Termination of Employment by Mr. Kozak for Good Reason

If Mr. Kozak terminates his employment for Good Reason (as defined in the CEO Agreement) prior to any Change of Control (as defined in the CEO Agreement) and not in Anticipation of a Change in Control (as defined in the CEO Agreement) during the term of the CEO Agreement, Mr. Kozak shall be entitled to receive as severance pay (in addition to the payment of Base Salary through the date of the termination of his employment) an amount equal to three years of his current base salary, payable over the three year period immediately following the date of the termination of his employment in equal monthly installments in accordance with our ordinary payroll pay practices.  In addition, the vesting of all unvested Equity Grants and all other Equity Awards (as defined in the CEO Agreement) held by Mr. Kozak shall accelerate and vest in full as of the date of the termination of his employment.

If Mr. Kozak’s employment is terminated by Mr. Kozak for Good Reason, Mr. Kozak shall be entitled to receive: all compensation accrued and unpaid prior to the date of termination; an amount equal to three times his annual base salary payable; an amount equal to two times the average of Mr. Kozak’s bonus calculated based on the year 2010 and each successive calendar year prior to the date of termination payable in a lump sum; and, the vesting of all Stock Options, Equity Grants and Equity Awards (as defined in the CEO Agreement) owned by Mr. Kozak as of the date of the termination of his employment.

Further, if Mr. Kozak elects to participate in our group health and dental benefit plans under COBRA, we shall provide reimbursements for or direct payment to the carrier for the premium costs under COBRA for Mr. Kozak, his spouse and dependents for twelve months following the date of the termination of his employment.

Retirement

Retirement means Mr. Kozak’s voluntary termination of employment with us without Good Reason.  To the extent that any Equity Grant or Benefit Plan (as defined in the CEO Agreement) provides for additional benefits or rights upon a retirement, Mr. Kozak shall deem to qualify upon any termination of employment (other than for Cause) and to the extent such benefits or rights are greater than otherwise provided based on the other classifications of such termination of employment, Mr. Kozak shall receive such greater benefits or rights.

Termination of Employment by the Company due to the Disability of Mr. Kozak

We may terminate Mr. Kozak’s employment as a result of a Disability (as defined in the CEO Agreement). However, the CEO Agreement does not specify the nature of compensation or benefits to be paid to Mr. Kozak upon termination of his employment as a result of a Disability.

Termination of Employment by the Company due to the death of Mr. Kozak

If Mr. Kozak’s employment is terminated by us due to his death, Mr. Kozak’s estate shall be entitled to receive: all compensation accrued and unpaid prior to the date of the termination of his employment; an amount equal to three times his annual base salary payable; an amount equal to two times the average of his bonus calculated based on the year 2010 and each successive calendar year prior to the date of the termination of his employment payable in a lump sum amount within 30 days of his death plus; the vesting of all Stock Options, Equity Grants and Equity Awards (as defined in the CEO Agreement) owned by Mr. Kozak as of the date of his death.

Termination of Employment due to Change of Control

In the event of a Change of Control and if we, our successor or transferee terminates Mr. Kozak’s employment other than for Cause (as defined in the CEO Agreement) or Mr. Kozak terminates his employment for Good Reason (as defined in the CEO Agreement), we shall pay Mr. Kozak a lump sum payment equal to three times Mr. Kozak’s base salary as of the date of the termination of his employment.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL FOR MR. KOZAK
	Base Salary ($)		Bonuses ($)		Health Benefits ($)		Accelerated Vesting ($)
Termination of employment by us For Cause	41,096	(1)	250,000	(2)	None	(3)	None	(3)
Termination of employment by us Without Cause Prior to any Change of Control and not in Anticipation of a Change in Control	1,500,000	(4)	None	(3)	19,200	(5)	2,309,268	(6)
Termination of employment by us Without Cause After any Change of Control or in Anticipation of a Change in Control	1,500,000	(4)	500,000	(7)	19,200	(5)	2,309,268	(6)
Termination of employment by Mr. Kozak for Good Reason	1,500,000	(4)	None	(3)	19,200	(5)	2,309,268	(6)
Retirement	None	(3)	None	(3)	None	(3)		(6)
Termination of employment by us due to the Disability of Mr. Kozak	None	(3)	None	(3)	None	(3)	None	(3)
Termination of employment by us due to the death of Mr. Kozak	1,500,000	(4)	500,000	(7)	None	(3)	2,309,268	(6)
Termination of employment due to Change of Control	1,500,000	(4)	None	(3)	None	(3)	None	(3)

(1)	$500,000 base salary for 30 days.
(2)	Accrued bonus assuming achievement of available target bonus of $125,000 for last semi-annual period in 2010.
(3)	Benefit not provided in employment agreement.
(4)	$500,000 base salary for three years.
(5)	COBRA payments for 12 months at $1,600 per month for family coverage.
(6)	Accelerated vesting of 100% of unvested restricted stock equity grants of 3,608,231 shares at $0.64 per share. Included in these grants is a grant of 3.50 million shares that is subject to vesting requirements for transfer rights but is considered beneficially owned due to current voting rights.
(7)	Two times average bonus assuming maximum bonus of $250,000 per year.

Mr. David Buckel

On January 18, 2010, Mr. Buckel entered into an employment agreement with us and was appointed Secretary and Chief Financial Officer. The agreement provided for an annual base salary of $250,000, of which 10% was to be paid in shares of our Common Stock. As of January 1, 2011, the reduction in Mr. Buckel’s salary to be paid in shares of Common Stock was discontinued. Mr. Buckel was also granted options to purchase up to 0.50 million shares of Common Stock at $0.61 per share. The options vest ratably over a three-year period and had a life of ten years. Mr. Buckel was eligible for a semi-annual bonus of $62,500 with the option to be paid in cash or stock as well as options to purchase up to 0.10 million shares of our Common Stock per year during the initial three years of his contract. On April 29, 2011, Mr. Buckel resigned from his position effective May 15, 2011.  Mr. Buckel has not identified any disagreement with the Company on any matter relating to the our operations, policies or practices.

On April 29, 2011, Mr. Buckel and the Company entered into a Separation Agreement under which (i) Mr. Buckel will resign effective May 15, 2011; (ii) Mr. Buckel will continue to consult with the Company after May 15, 2011, including on the preparation and filing of the Company’s quarterly report for the quarter ended March 31, 2011; (iii) to ensure a smooth transition of his duties, Mr. Buckel will also provide consulting services concerning, without limitation, such things as the Company’s periodic SEC reports, litigation matters, financial reporting, and registration statements at an agreed upon hourly rate; (iv) Mr. Buckel’s employment agreement with the Company is terminated; (v) Mr. Buckel is to be paid a non-refundable retainer of $10,000 for his consulting services; and (vi) Mr. Buckel and the Company entered into a mutual, general release of all claims, known and unknown.

PAYMENTS UPON TERMINATION OF EMPLOYMENT FOR MR. BUCKEL
	Base Salary ($)		Bonuses ($)		Accelerated Vesting – Options ($)		Accelerated Vesting – Shares ($)
No-Release Severance	125,000	(1)	125,000	(2)	6,771	(3)	15,585	(4)
Release Severance	250,000	(5)	375,000	(6)	9,028	(7)	20,780	(8)
Change in Control	None	(9)	None	(9)	9,028	(7)	20,780	(8)

(1)	Six month’s base salary.
(2)	Any and all accrued but unpaid bonuses and any and all target bonuses for the six month period following such termination of employment. Accrued bonus assuming achievement of available target bonus of $62,500 for last semi-annual period in 2010 and first semi-annual period of 2011.
(3)
Estimated value of accelerated unvested options based on the spread between the exercise price of $0.614 per share and the December 31, 2010 closing price of our Common Stock of $0.64 per share for 75% of unvested options to purchase 347,223 shares of Common Stock.

(4)	Estimated value of accelerated unvested restricted stock grants based on the December 31, 2010 closing price of our Common Stock of $0.64 per share for 75% of 32,468 unvested shares of Common Stock.
(5)	Twelve month’s base salary.
(6)
Any and all accrued but unpaid bonuses and any and all target bonuses for the twelve month period following such termination of employment. Accrued bonus assuming achievement of available target bonus of $62,500 for last semi-annual period in 2010 and both semi-annual periods of 2011.

(7)
Estimated value of accelerated unvested options based on the spread between the exercise price of $0.614 per share and the December 31, 2010 closing price of our Common Stock of $0.64 per share for 100% of unvested options to purchase 347,223 shares of Common Stock.

(8)	Estimated value of accelerated unvested restricted stock grants based on the December 31, 2010 closing price of our Common Stock of $0.64 per share for 100% of 32,468 unvested shares of Common Stock.
(9)	Benefit not provided in employment agreement.

Mr. Rick Cerwonka

On May 15, 2008, Rick Cerwonka entered into an employment agreement providing for an annual base salary of $250,000. Mr. Cerwonka was appointed Chief Operating Officer effective August 17, 2009. Mr. Cerwonka was also granted options to purchase up to 0.40 million shares of our Common Stock at $1.18 per share. The options vest over a three-year period and have a life of ten years.

Mr. Cerwonka’s employment agreement also provides termination of employment and severance provisions. The employment agreement restricts Mr. Cerwonka from competing, directly or indirectly, with us or soliciting certain of our employees and officers during the term of the employment agreement and for a period of 12 months following his termination of employment.

Mr. Cerwonka’s agreement provides severance benefits for termination of employment by Mr. Cerwonka at his option at any time for “Good Cause” (as defined in the employment agreement) and for termination of Mr. Cerwonka’s employment by us without “Cause” (as defined in the employment agreement) after six months of employment.

Mr. Cerwonka’s agreement provides that in the event that his employment is terminated by Mr. Cerwonka for Good Cause or by us without Cause, Mr. Cerwonka shall have 30 days to elect a No-Release Severance or a Release Severance.

A No-Release Severance election entitles Mr. Cerwonka to the following severance benefits, without agreeing to a general release of all claims known and unknown:  a lump sum equal to six month’s base salary of Mr. Cerwonka; any and all accrued but unpaid bonuses and any and all target bonuses for the six month period following such termination of employment, in all such cases within 30 days from the effective date of the termination of employment. Additionally, upon election of the No-Release Severance by Mr. Cerwonka, he shall immediately and fully vest in and have the right to exercise 75% of any and all unvested stock options granted to Mr. Cerwonka, whether or not otherwise vested, subject to “restrictions on option exercise and stock sale” (as defined in the employment agreement).

A Release Severance election requires Mr. Cerwonka to agree to a general release of us for all claims known and unknown and entitles Mr. Cerwonka to the following severance benefits: a lump sum equal to twelve month’s base salary; any and all accrued but unpaid bonuses and any and all target bonuses for the twelve month period following such termination of employment, in all such cases within 30 days from the effective date of the termination of employment. Additionally, upon election of the Release Severance, Mr. Cerwonka shall immediately and fully vest in and have the right to exercise any and all unvested stock options granted to Mr. Cerwonka, whether or not otherwise vested, subject to “restrictions on option exercise and stock sale” (as defined in the employment agreement).

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL FOR MR. CERWONKA
	Base Salary ($)		Bonuses ($)		Accelerated Vesting – Options ($)		Accelerated Vesting – Shares ($)
No-Release Severance	125,000	(1)	-0-	(2)	-0-	(3)	15,585	(4)
Release Severance	250,000	(5)	-0-	(2)	-0-	(6)	20,780	(7)

(1)	Six month’s base salary.
(2)	There is no bonus set forth in the employment agreement so, for this purpose, no bonus is included in a benefit.
(3)
Estimated value of accelerated unvested options based on the spread between the exercise price of $1.18 per share and the December 31, 2010 closing price of our Common Stock of $0.64 per share for 75% of unvested options to purchase 55,558 shares of Common Stock.

(4)	Estimated value of accelerated unvested restricted stock grants based on the December 31, 2010 closing price of our Common Stock of $0.64 per share for 75% of 32,468 unvested shares of Common Stock.
(5)	Twelve month’s base salary.
(6)
Estimated value of accelerated unvested options based on the spread between the exercise price of $1.18 per share and the December 31, 2010 closing price of our Common Stock of $0.64 per share for 100% of unvested options to purchase 55,558 shares of Common Stock.

(7)	Estimated value of accelerated unvested restricted stock grants based on the December 31, 2010 closing price of our Common Stock of $0.64 per share for 100% of 32,468 unvested shares of Common Stock.

Change In Control Arrangements Provided in Stock Option Agreements

Our stock option agreements provide for accelerated vesting of stock options, under certain circumstances involving a change in control.  If there is a merger or acquisition, or if there is a sale or transfer of our assets, the optionee will be granted a Merger Consideration Exercise Right, in which the optionee is given the right to purchase or receive the consideration which is received or receivable by our stockholders.  In the event that the surviving entity does not recognize the optionee’s Merger Consideration Exercise Right, the option shall become fully vested.

Defined Contribution Plan

We offer a Section 401(k) Savings/Retirement Plan (the "401(k) Plan”), a tax qualified retirement plan to all eligible employees, including the executive officers.  The 401(k) Plan permits eligible employees to defer from 1% to 100% of their annual eligible compensation subject to certain limitations imposed by the Internal Revenue Code.  The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We have not made matching contributions to the 401(k) plan in 2010 or through April 29, 2011.

Perquisites and Other Personal Benefits

During fiscal year 2010, the Company did not offer its executive officers perquisites other than the standard benefit plan offered to all other employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed, and has discussed with management, our Compensation Discussion and Analysis contained in this annual report.

Based on the review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Amendment No. 1 to our annual report for the fiscal year ended December 31, 2010 on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2011.

This report is submitted on behalf of the members of the Compensation Committee:

Robert H. Kite, (chair)
Robert Jett

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2010, 2009 and 2008

The table below provides information regarding the compensation and benefits earned during fiscal years 2010, 2009 and 2008 by each of our executive officers and other highly-compensated employees as of December 31, 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock/Options Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(5)(f)	(i)	(j)

Joseph Kozak	2010	309,375	250,000	1,203,799	—	1,763,164
Chairman, President and	2009	230,208	250,000	129,833	—	610,041
Chief Executive Officer (1)	2008	250,000	250,000	693,929	—	1,193,929

Dave Buckel	2010	215,625	125,000	103,988	—	444,613
Secretary and Chief	2009	—	—	—	—	—
Financial Officer (2)	2008	—	—	—	—	—

Rick Cerwonka	2010	225,000	44,128	159,866	—	428,994
President of Inventa	2009	225,000	131,518	100,701	—	457,219
Technologies Inc. (3)	2008	250,000	50,000	38,549	—	338,549

Alton Dinsmore	2010	157,500	60,000	78,757	—	296,257
Vice President, Development (4)	2009 2008	161,146 175,000	45,000 60,000	55,408 152,840	— —	261,554 387,840

(1)
During March 2009, Mr. Kozak was granted 62,500 shares of restricted Common Stock that vested on March 31, 2010, in lieu of a 10% reduction in 2009 salary. On March 31, 2010, Mr. Kozak was granted an additional 62,500 shares of Common Stock, representing a doubling of shares that vested on March 31, 2010, consistent with the doubling of shares of restricted Common Stock granted to all employees in lieu of a reduction in 2009 salary. On April 1, 2010, Mr. Kozak was granted a restricted stock unit for 32,468 shares of Common Stock vesting March 31, 2011, in lieu of a 10% reduction in 2010 salary. On June 1, 2010, Mr. Kozak was granted a restricted stock unit for 27,060 shares of Common Stock vesting March 31, 2011, representing a change in the reduction of his 2010 salary from 10% to 20%. On July 1, 2010, Mr. Kozak was granted a restricted stock unit for 48,703 shares of Common Stock vesting March 31, 2011, representing a change in his 2010 salary. On June 28, 2010, Mr. Kozak was granted an option to purchase up to 3,500,00 shares of Common Stock and a restricted stock grant covering 3,500,000 shares of Common Stock, both at a per share price of $1.10, and both vesting annually in three installments. As of February 1, 2011, Mr. Kozak changed his voluntary salary reduction from 20% to 10%, resulting in 10,818 fewer shares of restricted stock vesting on March 31, 2011. During 2009 and the first six months of 2010, Mr. Kozak was eligible for a $125,000 cash bonus each six months. Upon review of Mr. Kozak’s achievements for fiscal 2009 and the first six months of 2010, the Compensation Committee awarded Mr. Kozak the two six-month bonuses for fiscal 2009 and for the first six months of 2010. Mr. Kozak is eligible for an additional annual pro-rated bonus of $125,000 for last six months of fiscal 2010. This remaining bonus has not yet been approved by Compensation Committee and is not reflected in the table above.

(2)
Mr. Buckel joined us in January 2010. Effective with the commencement of his employment, Mr. Buckel was granted 13,021 shares of restricted Common Stock that vested on March 31, 2010, in lieu of a 10% reduction in his starting salary. On March 31, 2010, Mr. Buckel was granted an additional 13,021 shares of Common Stock, representing a doubling of shares that vested on March 31, 2010, consistent with the doubling of shares of restricted Common Stock granted to all employees in lieu of a reduction in 2009 salary. On April 1, 2010, Mr. Buckel was granted a restricted stock unit for 32,468 shares of Common Stock vesting March 31, 2011, in lieu of a 10% reduction in 2010 salary. As of January 1, 2011, the reduction in Mr. Buckel’s salary to be paid in shares of Common Stock was discontinued. In connection with his employment, Mr. Buckel was also granted options to purchase 500,000 shares of Common Stock that vest monthly over three years. Mr. Buckel was eligible for a $62,500 cash bonus every six months. Upon review of Mr. Buckel’s achievements for the first six months of 2010, the Compensation Committee awarded Mr. Buckel the initial six-month bonus. Mr. Buckel was eligible for an additional six month bonus of $62,500 for the second-half of 2010. This remaining bonus has been approved by Compensation Committee has yet to be paid. On April 29, 2011, Mr. Buckel resigned from his position effective May 15, 2011.  Mr. Buckel will continue to consult with the Company after May 15, 2011, including on the preparation and filing of the Company’s quarterly report for the quarter ended March 31, 2011 and to ensure a smooth transition of his duties, Mr. Buckel will also provide consulting services concerning, without limitation, such things as the Company’s periodic SEC reports, litigation matters, financial reporting, and registration statements at an agreed upon hourly rate.

(3)
During 2009, Mr. Cerwonka was granted 62,500 of Common Stock that vested on March 31, 2010, in lieu of a 10% reduction in 2009 salary. On March 31, 2010, Mr. Cerwonka was granted an additional 62,500 shares of Common Stock, representing a doubling of shares that vested on March 31, 2010, consistent with the doubling of shares of restricted Common Stock granted to all employees in lieu of a reduction in 2009 salary. On April 1, 2010, Mr. Cerwonka was granted a restricted stock unit for 32,468 shares of Common Stock vesting March 31, 2011, in lieu of a 10% reduction in 2010 salary.

(4)	Mr. Dinsmore tendered his resignation as our employee effective January 14, 2011. However he continues to serve on our Technical Advisory Board.

(5)
The amounts in this column represent the compensation cost of stock and stock option awards (granted in 2010 and prior years) recognized during 2010, 2009, and 2008 and have been calculated in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) using the Black-Scholes option pricing model (as modified by guidance provided by the SEC).

Grants of Plan-Based Awards in Fiscal 2010

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers and other highly-compensated employees during fiscal 2010. Please refer to “Compensation Disclosure and Analysis” for further discussion.

								All	All Other
								Other	Option
								Stock	Awards:		Grant
								Awards:	Number	Exercise	Date
		Estimated Future Payouts			Estimated Future Payouts			Number	of	or Base	Fair
			Under			Under		of	Securities	Price of	Value
		Non-Equity Incentive Plan			Equity Incentive Plan			Shares	Und-	Option	of
	Grant	Thresh-	Awards		Thresh-	Awards	Max-	of Stock	erlying	Awards	Option
	Date	old	Target	Maximum	old	Target	imum	or Units	Options	($/Sh)	Awards
Name	(6)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	(7)	($) (8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Joseph Kozak Chairman, President and Chief Executive Officer	3/2010 4/2010 6/2010 6/2010 6/2010 7/2010	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	62,500 32,468 27,060 3,500,000 — 48,703	— — — — 3,500,000 —	0.86 0.85 1.69 1.10 1.10 1.01	53,750 27,598 45,731 3,850,000 2,626,848 49,190

Dave Buckel Secretary and Chief Financial Officer	1/2010 3/2010 4/2010	— — —	— — —	— — —	— — —	— — —	— — —	— 13,021 32,468	500,000 — —	0.61 0.86 0.8	208,658 11,198 27,598

Rick Cerwonka, President, Inventa Technologies	3/2010 4/2010	— —	— —	— —	— —	— —	— —	62,500 32,468	— —	0.93 0.85	58,125 27,598

Alton Dinsmore Vice President, Development	3/2010 3/2010 4/2010	— — —	— — —	— — —	— — —	— — —	— — —	43,750 — 22,728	— 100,000 —	0.86 0.95 0.85	37,625 64,852 19,319

Outstanding Equity Awards at Fiscal 2010 Year End

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
			Equity					Plan	Payout
			Incentive					Awards:	Value
		Number	Plan				Market	Number	of
		of	Awards:				Value of	Of	Unearned
		Securities Under-	Number of Securities			Number of	Shares or	Unearned Shares,	Shares, Units,
	Number of	lying	Under-			Shares or	Units of	Units, or	or Other
	Securities	Unexer-	lying			Units of	Stock	Other	Rights
	Underlying	cised	Unexer-			Stock that	that	Rights that	that
	Unexercised Options	Options Unexer-	cised Un- earned	Option	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	cisable	Options	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	(#)	Price ($)	Date	(#)	($)	($)	($)
(a)	(b) (2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph Kozak	125,000	—	—	0.87	5/4/2015	(1) 32,468	0.85	—	27,598
Chairman, President	125,000	—	—	0.87	6/10/2015	(1) 27,060	1.69	—	45,734
and Chief Executive	135,000	—	—	0.87	10/13/2015	(1) 3,500,000	1.10	—	3,850,000
Officer	200,000	—	—	0.87	6/18/2016	(1) 48,703	1.01	—	49,190
	165,000	—	—	0.87	4/30/2017
	750,000	—	—	1.18	5/15/2018
	—	3,500,000	—	1.10	6/28/2020

Dave Buckel Secretary and Chief Financial Officer (2)	152,777	347,223	—	0.61	1/5/2020	(2) 32,468	0.85	—	27,598

Rick Cerwonka	344,442	55,558	—	1.18	5/15/2018	(3) 32,468	0.85	—	27,598
President, Chief
Operating Officer, Inventa Technologies (3)

Alton Dinsmore	50,000	—	—	0.87	7/18/2015	(4)	22,728	0.85	—	19,319
Vice President,	25,000	—	—	0.87	6/18/2016
Development	75,000	—	—	0.87	10/12/2016
	10,000	—	—	0.87	11/13/2016
	125,000	—	—	0.87	9/10/2017
	45,833	4,167	—	0.87	3/26/2018
	—	100,000	—	0.95	3/26/2020

(1)
On April 1, 2010, Mr. Kozak was granted a restricted stock unit for 32,468 shares of Common Stock vesting March 31, 2011, in lieu of a 10% reduction in 2010 salary. On June 1, 2010, Mr. Kozak was granted a restricted stock unit for 27,060 shares of Common Stock vesting March 31, 2011, representing a change in the reduction of his 2010 salary from 10% to 20%. On July 1, 2010, Mr. Kozak was granted a restricted stock unit for 48,703 shares of Common Stock vesting March 31, 2011, representing a change in his 2010 salary. On June 28, 2010, Mr. Kozak was granted a restricted stock award covering 3,500,000 shares of Common Stock at a per share price of $1.10 and vesting annually in three installments. As of February 1, 2011, Mr. Kozak changed his voluntary salary reduction from 20% to 10%, resulting in 10,818 fewer shares of restricted stock vesting on March 31, 2011.

(2)
Mr. Buckel joined us in January 2010. On April 1, 2010, Mr. Buckel was granted a restricted stock unit for 32,468 shares of Common Stock vesting March 31, 2011, in lieu of a 10% reduction in 2010 salary. As of January 1, 2011, the reduction in Mr. Buckel’s salary to be paid in shares of Common Stock was discontinued. On April 29, 2011, Mr. Buckel resigned from his position effective May 15, 2011.  Mr. Buckel will continue to consult with the Company after May 15, 2011, including on the preparation and filing of the Company’s quarterly report for the quarter ended March 31, 2011 and to ensure a smooth transition of his duties, Mr. Buckel will also provide consulting services concerning, without limitation, such things as the Company’s periodic SEC reports, litigation matters, financial reporting, and registration statements at an agreed upon hourly rate.

(3)	On April 1, 2010, Mr. Cerwonka was granted a restricted stock unit for 32,468 shares of Common Stock vesting March 31, 2011, in lieu of a 10% reduction in 2010 salary.

(4)
On April 1, 2010, Mr. Dinsmore was granted a restricted stock unit for 22,728 shares of Common Stock vesting March 31, 2011, in lieu of a 10% reduction in 2010 salary. Mr. Dinsmore tendered his resignation as our employee effective January 14, 2011. However he continues to serve on our Technical Advisory Board.

DIRECTOR COMPENSATION TABLE

The following table summarizes the total compensation earned or paid by us to directors who were not executive officers as of December 31, 2010.

	Fees Earned	Stock	Option	All Other
	or Paid in	Awards ($)	Awards ($)	Compensation
Name (1)	Cash ($) (2)	(3)	(3)	($)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)

Craig Campbell	27,000	—	154,514	—	181,514
John R. Gaulding (4)	46,000	43,000	294,676	—	383,676
Robert T. Jett	39,000	43,000	242,115	—	324,115
Ari Kaplan	21,500	—	154,514	—	176,014
Robert H. Kite (5)	28,000	—	154,514	—	182,514
Francis K. Ruotolo	28,000	43,000	242,115	—	313,115

(1)
Joseph Kozak, our Chairman (until April 17, 2011) and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. Mr. Kozak’s compensation as an executive officer of the Company is shown in the Summary Compensation Table in the Executive Compensation section of this document.

(2)	Includes fees payable for service as a director, committee chair or committee member as described under Compensation of Directors following this table.

(3)
The amounts in these columns represent the aggregate grant date fair value of awards of restricted Common Stock and options to purchase Common Stock granted in 2010 calculated in accordance with US GAAP.

(4)	Mr. Gaulding was the Lead Director during 2010 and resigned as director and Lead Director on April 17, 2011.

(5)	Mr. Kite was elected Chairman on April 17, 2011.

Additional Information with Respect to Director Equity Awards

			Stock	Option
			Awards	Awards
	Stock Awards	Option Awards	Granted	Granted	Grant Date
	Outstanding at	Outstanding at	During	During	Fair Value of
	Fiscal Year End	Fiscal Year End	Fiscal 2010	Fiscal 2010	Stock and Option Awards
Name	(#) (1)	(#) (2)	(#)	(#)	($)
Craig Campbell	—	437,500	—	250,000	154,514
John R. Gaulding	—	540,000	50,000	490,000	337,676
Robert T. Jett	—	475,000	50,000	400,000	285,115
Ari Kaplan	—	480,625	—	250,000	154,514
Robert H. Kite	—	430,000	—	250,000	154,514
Francis K. Ruotolo	—	1,151,875	50,000	400,000	285,115

(1)	No stock awards were outstanding as of December 31, 2010.

(2)	Includes both vested and unvested options to purchase our Common Stock received as compensation for serving as a director.

Annual Retainers

Effective for fiscal year 2010, we paid cash compensation to non-employee directors. In addition to the fees indicated below, incremental fees are paid for meeting attendance and committee membership or chairmanship, as follows:

Annual
Position	Amount
Non-employee — Board Chair	$25,000
Non-employee — Lead Director	25,000
Non-employee Directors	15,000
Meeting attendance — in person	1,000
Meeting attendance — telephonic	500
Audit Committee — Chair	7,500
Audit Committee — Member	3,000
Compensation Committee — Chair	5,000
Compensation Committee — Member	1,500
Corporate Governance and Nominating Committee — Chair	5,000
Corporate Governance and Nominating Committee — Member	1,500
Executive Committee — Chair	1,500

Non-employee directors are granted stock options in recognition of their service. Such directors are granted an option to purchase up to 0.03 million shares of our Common Stock, which vest monthly over their three-year board service term. Non-employee directors who chair a committee are granted an option to purchase up to an additional 0.25 million shares with the same vesting schedule.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2010

There were no option exercises by named executives or highly compensated employees for the fiscal year ended December 31, 2010.

PENSION BENEFITS FOR FISCAL 2010

We do not provide pension benefits.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010

We do not provide nonqualified deferred compensation benefits.

Indemnification Agreements

We have entered into Indemnification Agreements with each of our executive officers and directors that provide for indemnification against certain possible actions, lawsuits, judgments, legal and professionals’ fees, and costs which may be brought against them in the course of their service. Such agreements do not provide indemnification for acts and omissions for which indemnification is not permitted under Delaware law.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 29, 2011, information regarding ownership of our Common Stock by:

•	each person known by us, based on filings pursuant to Section 13(d) or (g) under the Exchange Act, to own beneficially more than 5% of the outstanding shares of our Common Stock as of April 29, 2011;

•	the persons named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

The percentage ownership information presented in the table below is based on the number of shares of our Common Stock outstanding as of April 29, 2011, or 135,500,000 shares.

Unless otherwise indicated, the address of each director and officer is: c/o ANTs software inc., 1031 Cambridge Square, Suite F, Alpharetta, Georgia 30009.

Name and Address of Beneficial Owner	Number of Shares of Common Stock (19)	Percent of Class

Constantin Zdarsky (1) c/o Tim Hanlon, Alley, Maass, Rogers & Lindsay, P.A. 340 Royal Poinciana Way, Ste. 321, Palm Beach, FL 33480	30,906,177	19.7%
Lyle P. Campbell (2) c/o Berry-Shino Securities, Inc. 15100 N. 78th Way, Suite #100 Scottsdale, AZ 85260	12,914,200	8.9%
Fletcher International, Ltd. (3) c/o Appleby Services (Bermuda) Ltd. Canon's Court 22 Victoria Street P.P. Box HM 1179 Hamilton HM EX Bermuda	13,201,896	9.7%
BRG Investments, LLC (4) c/o Fletcher Asset Management, Inc. 48 Wall Street Address, 5th Floor New York, NY 10005	13,201,896	9.7%
Manchester Securities Corp. (5) 571 5th Ave. New York, NY 10019	23,532,247	14.9%
SAMC LLC (6) 400 Madison Ave. 8th Floor, Suite 8D New York, NY 10017	8,026,662	5.6%

JGB Capital LP (7) 400 Madison Ave. 8th Floor, Suite 8D New York, NY 10017	4,014,830	2.9%
JGB Capital Offshore Ltd. (8) 400 Madison Ave. 8th Floor, Suite 8D New York, NY 10017	4,014,830	2,9%
Directors and Executive Officers
Joseph Kozak (9)	6,631,558	4.8%
Francis K. Ruotolo (10)	596,302	*
John R. Gaulding (11)	548,579	*
Robert H. Kite (12)	917,909	*
Craig Campbell (13)	5,308,439	3.8%
Ari Kaplan (14)	315,625	*
Robert Jett (15)	343,411	*
David Buckel (16)	396,632	*
Rick Cerwonka (17)	500,000	*
Alton Dinsmore (18)	87,500	*

All current directors and executive officers as a group (10 persons)	15,645,955	10.8%

* Less than one percent
(1)
Includes 9,892,200 shares of Common Stock owned by Mr. Zdarsky and the right to acquire 13,511,826 shares of Common Stock pursuant to Convertible Preferred Stock and warrants to purchase up to 7,502,151 shares of Common Stock.

(2)	Includes 3,914,200 shares of Common Stock owned by Mr. Lyle Campbell and the right to acquire 9,000,000 shares of Common Stock pursuant to Convertible Preferred Stock.

(3)
Fletcher International, Ltd. (“Fletcher”) is the holder of 9,142,969 shares of our Common Stock and has the right to purchase 19,007,793 additional shares under a warrant to purchase Common Stock and an aggregate of 4,133,333 additional shares or our Common Stock under a stock purchase agreement, but the aggregate number of shares of Common Stock issued and issuable under the stock purchase agreement and accompanying warrants may not exceed a number that would cause Fletcher’s beneficial ownership to exceed the Maximum Number as defined in the stock purchase agreement.  As of April 29, 2011, the Maximum Number was 12,936,342 shares of Common Stock based on an Outstanding Share Report delivered to Fletcher on March 10, 2011.  However, the Maximum Number will increase to 13,201,896 shares of Common Stock effective June 15, 2011 based on an Outstanding Share Report delivered to Fletcher on April 11, 2011. Because the increase in the Maximum Number resulting from the April 11, 2011Outstanding Share Report will become effective within 60 days of April 29, 2011), we have used 13,201,896 as the Maximum Number for the purpose of determining Fletcher’s beneficial ownership.  The Maximum Number increases or decreases upon the occurrence of certain conditions contained in the Fletcher Agreement.  No Company director, executive officer or any associate of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in Fletcher. Fletcher and BRG Investments, LLC, referenced in footnote 4 below, are affiliated entities. The securities listed above include outstanding securities held in one or more accounts managed by Fletcher Asset Management, Inc. (“FAM”) for BRG.  FAM is an investment adviser to BRG and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. Pursuant to an investment advisory agreement between FAM and BRG, FAM has the sole authority to vote and dispose of the securities in these accounts.  By reason of the provisions of Rule 13d-3 under the Exchange Act, BRG and FAM are each deemed to beneficially own the securities registered under the registration statement of which this prospectus is a part.  In addition, by virtue of Alphonse Fletcher, Jr.’s position as Chairman and Chief Executive Officer of FAM, Mr. Fletcher is deemed to have the power to vote or direct the vote of, and the power to dispose or direct the disposition of, these securities.  For these reasons, Mr. Fletcher is deemed to be a beneficial owner of these securities.  BRG disclaims beneficial ownership of these securities.

(4)
BRG Investments, LLC (“BRG”) is the holder of 5,290,338 shares of our Common Stock and has the right to purchase additional shares of Common Stock pursuant to a warrant at an aggregate purchase price of $3.00 million and exercisable at an initial exercise price of $0.5261 per share, or 5,702,338 additional shares of Common Stock. The warrant is exercisable for a period of nine years from January 4, 2011, subject to extension under certain circumstances.  In addition, BRG has the right, but not the obligation, to purchase up to $3.00 million worth of shares of our Common Stock and warrants, initially representing an additional 5,184,033 shares and 5,702,338 warrants, in one or more subsequent investments under a stock purchase agreement at any time until the first anniversary of the initial closing date at purchase prices and terms determined by reference to certain events. However, the aggregate number of shares of Common Stock issued and issuable under the stock purchase agreement and accompanying warrants may not exceed a number that would cause BRG’s beneficial ownership to exceed the Maximum Number as defined in the stock purchase agreement.  The Maximum Number is initially 11,980,846 shares of Common Stock. The Maximum Number will increase to 13,201,896 shares of Common Stock effective June 15, 2011 based on an Outstanding Share Report delivered to BRG on April 11, 2011. Because the increase in the Maximum Number resulting from the April 11, 2011 Outstanding Share Report will become effective within 60 days of April 29, 2011, we have used 13,201,896 shares as the Maximum Number for the purpose of determining BRG’s beneficial ownership.  None of our directors, executive officers or any associate of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in BRG.  See Footnote 3 regarding the relationship of Fletcher and BRG.

(5)
Manchester Securities Corp. (“Manchester”) is the holder of 1,440,678 shares of our Common Stock and has the right to purchase 3,333,333 shares under a warrant to purchase Common Stock, the right to purchase 14,237,289 shares under a Series B warrant to purchase Common Stock and the right to acquire 4,520,947 shares of Common Stock pursuant to convertible notes, including a 5% Senior Secured Note.

(6)
SAMC LLC (“SAMC”) has the right to purchase 7,115,645 shares under a Series B warrant to purchase Common Stock and the right to acquire 911,017 shares of Common Stock pursuant to a 5% Senior Secured Note. SAMC may be affiliated with JGB Capital (See Footnote 7) and/or JGB Capital Offshore (See Footnote 8).

(7)
JGB Capital LP (“JGB Capital”) has the right to purchase 3,559,322 shares under a Series B warrant to purchase Common Stock and the right to acquire 455,508 shares of Common Stock pursuant to a 5% Senior Secured Note. JGB Capital may be affiliated with SAMC (See Footnote 6) and/or JGB Capital Offshore (See Footnote 8).

(8)
JGB Capital Offshore Ltd. (“JGB Capital Offshore”) has the right to purchase 3,559,322 shares under a Series B warrant to purchase Common Stock and the right to acquire 455,508 shares of Common Stock pursuant to a 5% Senior Secured Note. JGB Capital Offshore may be affiliated with SAMC (See Footnote 6) and/or JGB Capital (See Footnote 7).

(9)
Includes 40,000 shares of Common Stock purchased on the open market by Mr. Kozak, stock grants of 3,925,008 shares of Common Stock and vested options to purchase up to 2,666,550 shares of Common Stock. Included in the 3,625,000 shares from stock grants are 3,500,000 shares that are subject to time-based vesting restrictions but are entitled to vote and are treated as beneficially owned. Unvested options to purchase 2,333,450 shares of Common Stock Common Stock are excluded. On April 17, 2011 Mr. Kozak resigned as Chairman of the registrant’s Board of Directors, but continues in his role as President and Chief Executive Officer.

(10)
Includes 97,143 shares of Common Stock purchased by Mr. Francis Ruotolo from us through a private offering, approved by our Board of Directors and directed to certain accredited investors, 10,000 shares of Common Stock purchased on the open market, a stock grant of 50,000 shares of Common Stock and vested options to purchase up to 439,159 of Common Stock.  Unvested options to purchase 233,341 shares of Common Stock are excluded.

(11)
Includes  140,045 shares of Common Stock purchased from us through a private offering, approved by our Board of Directors and directed to certain accredited investors,  warrants to purchase up to 50,000 shares of Common Stock and vested options to purchase up to 408,534 shares of Common Stock.  Unvested options to purchase 285,841 shares of Common Stock are excluded.  Mr. Gaulding resigned as a director, the Lead Director, Chairman of the Executive Committee, Chairman of the Audit Committee, and a member of its Corporate Governance and Nominating Committee on April 17, 2011.

(12)
Includes 450,000 shares of Common Stock purchased by Mr. Kite from us through a private offering, approved by our Board of Directors and directed to certain accredited investors, and vested options to purchase up to 467,909 shares of Common Stock.  Unvested options to purchase 145,841 shares of Common Stock are excluded. Mr. Kite was elected Chairman of the Board of Directors following Mr. Kozak’s resignation as Chairman and Mr. Gaulding’s resignation from the Board.

(13)
Includes 125,000 shares purchased on the open market, 410,939 shares of Common Stock purchased from us through a private offering, approved by our Board of Directors and directed to certain accredited investors, the right to acquire 4,500,000 shares of Common Stock pursuant to Convertible Preferred Stock, and vested options to purchase 272,500 shares of Common Stock.  Unvested options to purchase 165,000 shares of Common Stock are excluded.

(14)	Includes vested options to purchase 315,625 shares of Common Stock by Mr. Kaplan. Unvested options to purchase 165,000 shares of Common Stock are excluded.

(15)
Includes 119,900 shares of Common Stock purchased by Mr. Jett from us through a private offering, approved by our Board of Directors and directed to certain accredited investors, warrants to purchase up to 15,625 shares of Common Stock, 1,000 shares purchased on the open market,  and vested options to purchase 222,500 shares of Common Stock.  Unvested options to purchase 252,500 shares of Common Stock are excluded.

(16)
Includes 10,000 shares of Common Stock purchased by Mr. Buckel on the open market, 62,500 shares of Common Stock purchased by Mr. Buckel from us through a private offering, approved by our Board of Directors and directed to certain accredited investors, stock grants of 88,021 shares of Common Stock to Mr. Buckel and vested options to purchase up to 236,111 shares of Common Stock. Unvested options to purchase 263,889 shares of Common Stock are excluded. On April 29, 2011, Mr. Buckel resigned from his position effective May 15, 2011.  Mr. Buckel will continue to consult with the Company after May 15, 2011, including on the preparation and filing of the Company’s quarterly report for the quarter ended March 31, 2011 and to ensure a smooth transition of his duties, Mr. Buckel will also provide consulting services concerning, without limitation, such things as the Company’s periodic SEC reports, litigation matters, financial reporting, and registration statements at an agreed upon hourly rate.

(17)	Includes stock grants of 100,000 common shares to Mr. Cerwonka and vested options to purchase up to 400,000 shares of Common Stock.

(18)
Includes stock grants of 87,500 common shares to Mr. Dinsmore Mr. Dinsmore tendered his resignation as our employee effective as of January 14 2011. However he continues to serve on our Technical Advisory Board.

(19)
Beneficial ownership is determined in accordance with the rules of the SEC and derives from either voting or investment power with respect to securities.  For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding include (i) 135,500,000 shares outstanding as of April 29 2011, and (ii) shares issuable by us pursuant to convertible preferred stock, warrants or options held by the respective person or group that may be exercised within 60 days following April 29, 2011 (“Presently Exercisable Shares”), unless otherwise noted in the footnotes to this table. Presently Exercisable Shares are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

We have granted to BRG, Fletcher, Manchester, JGB Capital, JGB Capital Offshore and SAMC various “down-round” protections that may result in a change in control of the Company. The “down-round” protections may result in possible future issuances of stock for items such as subsequent investments, quarterly payments and anti-dilution features. The amount of stock that could be issued under these arrangements, although not known to us at this time, could result in issuances of stock in amounts that might affect a change in control of the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	15,107,562	$1.02	9,320,883
Equity compensation plans not approved by security holders	-	-	-
Total	15,107,562	$1.02	9,320,883

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Transactions

Except for the stock purchase agreements with BRG and Fletcher as described below, from January 1, 2010 through April 29, 2011, there were no transactions, and there are no proposed transactions, in which we were or are to be a participant, involving an amount in excess of $120,000, and in which any related person had or will have a direct or indirect material interest.

Transactions with Manchester.  On April 29, 2011, we entered into an Exchange Agreement with Manchester, pursuant to which, in exchange for the surrender and cancellation of an outstanding note held by Manchester, and claims for certain unpaid amounts thereunder, we issued to Manchester an Exchange Note in the aggregate original principal face amount of $794,857.98. The Exchange note has a maturity of January 31, 2013.

Also on April 29, 2011 we entered into a Consent Agreement with JGB Capital LP, JGB Capital Offshore Ltd., SAMC LLC, JGB Management Inc., and Manchester pursuant to which those entities waived certain rights and covenants contained in a Note Purchase Agreement and a Warrant Purchase Agreement with such entities pursuant to the transaction disclosed on Form 8-K filed by us on March 4, 2011, to enable the transactions contemplated by the Exchange Agreement, including waiver of a prohibition on incurring additional indebtedness, and provisions under which issuance of such Exchange Note would constitute a default thereunder, a breach thereof, any anti-dilution adjustment thereunder, or any other similar adverse result for the Company.

Also on April 29, 2011, we entered into Escrow Release Agreements with each of Manchester, and JGB Management Inc., a New York corporation, as agent for the JGB Holders, as defined therein. In connection with the Note Purchase Agreement referred to above (and as disclosed in our Form 8-K dated March 4, 2011), the JGB Holders and Manchester each placed $3,125,000 into separate escrow accounts with Wells Fargo Bank, N.A. in connection with the purchase of an aggregate of $8,400,000 of secured notes (the “Notes”). Pursuant to the Escrow Release Agreements, $3,125,000 was released from escrow to Manchester and $3,125,000 was released from escrow to the JGB Holders. In connection with the release of such funds from escrow, the aggregate principal amount of the Notes was reduced from $8,400,000 to $2,150,000. All funds released from escrow were done in partial repayment of the principal amount of notes owed to such entities.

Manchester beneficially owns 14.9% of our Common Stock as of April 29, 2011.  SAMC LLC, JGB Capital LP and JGB Capital Offshore Ltd. beneficially own 5.6%, 2.9% and 2.9%, respectively, and may be affiliate with each other.  See “Security Ownership of Certain Beneficial Owners And Management.”

Transactions with Fletcher.  We previously entered into the Fletcher Agreement with Fletcher on March 12, 2010, and amended the agreement on July 15, 2010. Pursuant to the Fletcher Agreement, we sold 3,100,000 shares of Common Stock and the Initial Fletcher Warrants to purchase additional shares of Common Stock to Fletcher in March and July 2010, sold 605,767 shares of Common Stock to Fletcher in May 2010 and issued an aggregate of 726,333 shares to Fletcher in payment of Fletcher Quarterly Payments in April, July, October and December 2010.  Also pursuant to the Fletcher Agreement, Fletcher is entitled to certain down round protections in the event we issue and sell shares of Common Stock at a price below that paid or deemed paid by Fletcher.  The price per share of Common Stock sold to BRG under the Stock Purchase Agreement is below the price paid by Fletcher. As a result, the Fletcher Agreement required that we issue to Fletcher an additional 4,146,169 shares of Common Stock.  Further, the Initial Fletcher Warrant granted by us to Fletcher under the Fletcher Agreement has been adjusted to reduce the exercise price of the warrant to $0.5261 per share (from $0.903).  As a result, the Initial Fletcher Warrant now represents the right to purchase up to 19,007,793 shares of our Common Stock at a cash exercise price of $0.5261 per share.  The increase in the number of shares issuable to Fletcher under the Initial Fletcher Warrant also causes an increase in the quarterly payments payable by us under the Fletcher Agreement.  Specifically, for so long as any portion of the Initial Fletcher Warrant remains outstanding, we are required to pay to Fletcher on each March 31, June 30, September 30 and December 31, a quarterly payment equal to:  the product of (A) the quotient of (x) the remaining unexercised amount of the Initial Fletcher Warrant as of the third business day preceding such quarterly payment date (initially $10.00 million), divided by (y) the warrant exercise price as of the third business day preceding the quarterly payment date ($0.5261, as adjusted), multiplied by (B) $0.01 per share.  The adjusted Fletcher Quarterly Payment is $0.19 million.  We have the right to pay the Fletcher Quarterly Payment in cash or shares of Common Stock based on a formula set forth in the Fletcher Agreement.  As a result of the Fletcher Agreement, Fletcher beneficially owns 9.7% of our Common Stock as of April 26, 2011.  Fletcher and BRG are related entities.  See “Security Ownership of Certain Beneficial Owners And Management.”

Transaction with Mr. Kenneth Ruotolo. In September 2010, we entered into a settlement agreement with Mr. Kenneth Ruotolo, our former Chief Financial Officer. Pursuant to the settlement, we paid Mr. Ruotolo $0.23 million in December 2010. In addition, Mr. Ruotolo has until September 14, 2014 to exercise reinstated options to purchase 540,000 shares of Common Stock, at exercise prices ranging from $0.52 to $1.18 per share. Mr. Kenneth Ruotolo is the son of Frank Ruotolo, one of our directors.

Transaction with chief executive officer. On June 28, 2010, the Board of Directors approved an amended employment agreement for Mr. Kozak including a salary increase from $250,000 to $500,000, a restricted stock award of 3.5 million shares, and options to purchase 3.5 million shares of Common Stock valued for $1.10 per share.  The restricted stock award and options vest in three equal installments beginning on the first anniversary of the grant date.

The Audit Committee of our Board of Directors is responsible for reviewing any transaction with related persons and making recommendations to the Board of Directors for consideration. The Board of Directors must approve all related transactions.

Director Independence

The entire Board of Directors, with the exception of Joseph Kozak, Francis Ruotolo and Ari Kaplan are “independent” directors, as defined by applicable rules and regulations of the SEC and NASDAQ Stock Market, although the Company is currently reported on the NASD Bulletin Board system.  We deem Francis Ruotolo to be not independent on the basis of his previous employment with us.  Mr. Ruotolo received payments in excess of the $120,000 threshold in 2008 and 2009.  We deem Ari Kaplan to be not independent because he has received consulting fees from us which totaled more than $120,000 during the twelve-month period ending September 30, 2008.

Beneficial Investor and Director Relationship

As noted in the Beneficial Ownership table included herein, Lyle P. Campbell is a beneficial shareholder of 8.9% of our Common Stock.  In May, 2007, Mr. Campbell’s son, Craig Campbell, joined our Board of Directors.  Mr. Craig Campbell is also a direct shareholder of the Company, beneficially owning 3.8% of our Common Stock.

ITEM 14.  PRINCIPAL ACCOUNTANT FEES AND SERVICES

WeiserMazars LLP has served as our independent registered public accounting firm since January 15, 2009.  Prior to the engagement of WeiserMazars LLP, we had engaged the accounting firm Burr, Pilger & Mayer, LLP, whose services were dismissed as of January 13, 2009. During fiscal 2009 we retained Burr, Pilger & Mayer to provide services in the following categories, for the fees indicated:

Description	2009
Audit fees	$80,130
Audit related fees	--
Tax fees	--
All other fees	--
Total	$80,130

During fiscal 2009 we retained WeiserMazars LLP to provide services in the following categories, for the fees indicated:

Description	2010	2009
Audit fees	$583,088	$404,915
Audit related fees	--	134,947
Tax fees	27,325	23,785
All other fees	--	--
Total	$610,413	$563,647

Audit Fees

These represent aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of our annual financial statements, reviews of interim financial statements and quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit Related Fees

Audit-related fees were associated with the Company's restatement of its consolidated financial statements for the years ended December 31, 2007 and 2006.

Tax Fees

Comprised of services for tax compliance and tax return preparation.

All Other Fees

All other fees include research, consultation and discussions related to various accounting and tax issues.

Our Audit Committee pre-approved the principal types of services (audit, audit assurance and tax preparation) provided by the principal accountant during the year ended December 31, 2010. Our Audit Committee approved 100% of “Audit-Related Fees”, 100% of “Tax Fees” and 100% of “All Other Fees” pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. Our Audit Committee has considered whether the provision of services rendered by its accountants is compatible with maintaining the accountant’s independence. The Audit Committee reviews in advance, and grants any appropriate pre-approvals of, (i) all auditing services to be provided by the principal accountant and (ii) all non-audit services to be provided by the principal accountant as permitted by Section 10A of the Securities Exchange Act of 1934, and not specifically prohibited under the Sarbanes-Oxley Act of 2002, and in connection therewith approves all fees and other terms of engagement.

PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES

See Exhibit Index which follows Signatures and immediately precedes the exhibits filed with this report.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf as of the 2nd Day of May 2011 by the undersigned, thereunto duly authorized.

ANTs software inc.

By	/s/ Joseph Kozak
Joseph Kozak,
Chief Executive Officer and President

By	/s/ David A. Buckel
David A. Buckel,
Chief Financial Officer

DIRECTORS

By	/s/ Robert H. Kite
Robert H. Kite, Chairman

Date	May 2, 2011

By	/s/ Joseph Kozak
Joseph Kozak, Chief Executive Officer and President

Date	May 2, 2011

By	/s/ Craig L. Campbell
Craig Campbell, Director

Date	May 2, 2011

By	/s/ Robert T. Jett
Robert Jett, Director

Date	May 2, 2011

By	/s/ Ari Kaplan
Ari Kaplan, Director

Date	May 2, 2011

By	/s/ Francis K. Ruotolo
Francis K. Ruotolo, Director

Date	May 2, 2011

Item 15(a)(3). Exhibits. The following exhibits are filed as part of this report: [exhibits for Manchester Securities, SAMC LLC, JGB Capital and JGB Offshore Ltd.]

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8, filed with the SEC on November 29, 2010.)

3.2
Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock of ANTs software inc. (Incorporated by reference to Exhibit 3(i) to our Current Report on Form 8-K filed with the SEC on September 23, 2009.)

3.3	Amended and Restated Bylaws of the Company. (Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008.)

4.1
Instrument Defining Rights of Security Holders. (The description of our Common Stock contained in our Form 10S-B filed with the SEC on September 14, 1999 including any amendment or report filed for the purpose of updating such description.)

10.1	Agreement by and between us and BRG Investments, LLC dated December 31, 2010. (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 6, 2011.)

10.2	Warrant to Purchase Shares of our Common Stock issued to BRG Investments, LLC. (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 6, 2011.)

10.3
Form of Indemnification Agreement signed with our officers and directors. (Incorporated by reference to Exhibit 10.5 to our Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the SEC on March 22, 2001.)

10.4
Amended and restated employment agreement entered into to be effective as of the 28th day of June, 2010, with Joseph Kozak, Chairman, President and Chief Executive Officer. (Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 19, 2010.)

10.5
Employment agreement made and entered into to be effective as of January 18, 2010, with David Buckel, Chief Financial Officer. (Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 19, 2010.) [Amended and restated employment agreement or separation agreement  to be referenced]

10.6
Employment agreement made and entered into to be effective as of May 14, 2008, with Richard M. Cerwonka, Chief Operating Officer and President, Inventa Technologies Inc. (Incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 19, 2010.)

10.7
Retirement and Board Service Agreement dated as of June 26, 2007, with Francis K. Ruotolo.  (Incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 9, 2007.)

10.10
Exchange Agreement dated February 7, 2011 by and among ANTs software inc., Gemini Master Fund, Ltd., and Manchester Securities Corp. (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 10, 2011.)

10.11	Guaranty dated February 7, 2011 by Inventa Technologies, Inc. (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on February 10, 2011.)

10.12
Convertible Note due January 31, 2013 in initial principal face amount of $1.2 million, made by us in favor of Gemini Master Fund, Ltd. (Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on February 10, 2011.)

10.13
Convertible Note due January 31, 2013 in initial principal face amount of $1.2 million, made by us in favor of Manchester Securities Corp. (Incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on February 10, 2011.)

10.14
Warrant to purchase 3,333,333 shares our Common Stock dated February 7, 2011, issued to Gemini Master Fund, Ltd. (Incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed with the SEC on February 10, 2011.)

10.15
Note Purchase Agreement dated March 3, 2011 by and among ANTs software inc., the Purchasers listed therein, and Wells Fargo Bank, National Association. (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.16
Senior secured promissory note in favor of JGB Capital LP in initial principal face amount of $1,050,000. (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.17
Senior secured promissory note in favor of JGB Capital Offshore Ltd. in initial principal face amount of $1,050,000. (Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.18
Senior secured promissory note in favor of SAMC LLC in initial principal face amount of $2,100,000. (Incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.19
Senior secured promissory note in favor of Manchester Securities Corp. in initial principal face amount of $4,200,000. (Incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.20
Warrant Purchase Agreement dated March 3, 2011 by and among ANTs software inc., and the Purchasers listed on Exhibit A thereto. (Incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.21
Series B Warrant issued to JGB Capital LP exercisable for 3,559,322 shares of registrant Common Stock. (Incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.22
Series B Warrant issued to JGB Capital Offshore LP exercisable for 3,559,322 shares of registrant Common Stock. (Incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.23
Series B Warrant issued to SAM LLC exercisable for 7,115,645 shares of registrant Common Stock. (Incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.24
Series B Warrant issued to Manchester Securities Corp. exercisable for 14,237,289 shares of registrant Common Stock. (Incorporated by reference to Exhibit 10.10 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.25
Registration Rights Agreement dated March 3, 2011 by and among ANTs software inc., JGB Management, Inc. and Manchester Securities Corp. (Incorporated by reference to Exhibit 10.11 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.26
Security Agreement dated March 3, 2011 by and among ANTs software inc., Wells Fargo Bank, National Association, JGB Management, Inc. and Manchester Securities Corp. (Incorporated by reference to Exhibit 10.12 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.27
Escrow Agreement dated March 3, 2011 by and among ANTs software inc., Wells Fargo Bank, National Association, and JGB Management, Inc. (Incorporated by reference to Exhibit 10.13 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.28
Escrow Agreement dated March 3, 2011 by and among ANTs software inc., Wells Fargo Bank, National Association, and Manchester Securities Corp. (Incorporated by reference to Exhibit 10.14 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

10.29	Guaranty dated March 3, 2011 granted by Inventa Technologies, Inc. (Incorporated by reference to Exhibit 10.15 to our Current Report on Form 8-K filed with the SEC on March 4, 2011.)

13.1	Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 31, 2011.

14.1	Code of Ethics (Incorporated by reference to Exhibit 14 to our Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the SEC on March 30, 2004.)

31.1	Certification of the Chief Executive Officer required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of the Chief Financial Officer required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

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